EXHIBIT 2.1










                         AGREEMENT AND PLAN OF MERGER


                           Dated as of July 22, 2003




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                              TABLE OF CONTENTS


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ARTICLE I. HOLDING COMPANY AND SUBSIDIARIES......................................2

   SECTION 1.01.           Organization of Holdco................................2

   SECTION 1.02.           Directors and Officers of Holdco......................2

   SECTION 1.03.           Organization of Merger Subsidiaries...................3

   SECTION 1.04.           Actions of Parent.....................................3

ARTICLE II. THE MERGERS; CERTAIN RELATED MATTERS.................................3

   SECTION 2.01.           The Mergers...........................................3

   SECTION 2.02.           Closing...............................................3

   SECTION 2.03.           Effective Time........................................3

   SECTION 2.04.           Effects of the Mergers................................4

   SECTION 2.05.           Charters and Bylaws...................................4

   SECTION 2.06.           Officers and Directors................................4

   SECTION 2.07.           Effect on Company Common Stock........................4

   SECTION 2.08.           Company Stock Options; Company Employee Stock
                           Purchase Plan; Company Warrants.......................9

   SECTION 2.09.           Certain Adjustments..................................11

   SECTION 2.10.           Company Appraisal Rights.............................11

   SECTION 2.11.           Effect on Shares of Parent Common Stock..............12

   SECTION 2.12.           Parent Stock Options; Parent Employee Stock Purchase
                           Plan.................................................13

   SECTION 2.13.           Fractional Shares....................................13

ARTICLE III. EXCHANGE OF CERTIFICATES...........................................14

   SECTION 3.01.           Exchange Agent.......................................14

   SECTION 3.02.           Company Exchange Fund................................14

   SECTION 3.03.           Company Exchange Procedures..........................14

   SECTION 3.04.           Parent Exchange Fund.................................15

   SECTION 3.05.           Parent Exchange Procedures...........................15

   SECTION 3.06.           Distributions with Respect to Unexchanged Shares.....16

   SECTION 3.07.           No Further Ownership Rights in Shares of Company
                           Common Stock or Parent Common Stock..................16

   SECTION 3.08.           Funding of Fractional Shares of Holdco Common Stock..16

   SECTION 3.09.           Termination of Exchange Funds........................16

   SECTION 3.10.           No Liability.........................................17

   SECTION 3.11.           Investment of the Exchange Fund......................17

   SECTION 3.12.           Lost Certificates....................................17

   SECTION 3.13.           Withholding Rights...................................17

   SECTION 3.14.           Further Assurances...................................18

   SECTION 3.15.           Stock Transfer Books.................................18

ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF THE COMPANY.......................18

   SECTION 4.01.           Organization and Qualification; Subsidiaries.........18

   SECTION 4.02.           Charter Documents....................................18

   SECTION 4.03.           Capitalization.......................................19

   SECTION 4.04.           Authority Relative to this Agreement.................20

   SECTION 4.05.           No Violation.........................................20

   SECTION 4.06.           Governmental Approvals, Consents and Filings.........21

   SECTION 4.07.           SEC Filings; Financial Statements....................22

   SECTION 4.08.           Absence of Certain Changes or Events.................23

   SECTION 4.09.           No Undisclosed Liabilities...........................23

   SECTION 4.10.           Material Contracts; No Violation.....................23

   SECTION 4.11.           Absence of Litigation................................25

   SECTION 4.12.           Employee Benefit Plans; Employment Agreements........25

   SECTION 4.13.           Labor and Employment Matters.........................28

   SECTION 4.14.           Taxes................................................29

   SECTION 4.15.           Environmental Matters................................31

   SECTION 4.16.           Intellectual Property................................32

   SECTION 4.18.           Antitakeover Statutes; Stockholder Rights Plan.......36

   SECTION 4.19.           Customers and Suppliers..............................36

   SECTION 4.20.           Title to Property....................................37

   SECTION 4.21.           Insurance............................................37

   SECTION 4.22.           Accounts Receivable..................................38

   SECTION 4.23.           Restrictions on Business Activities..................38

   SECTION 4.24.           Interested Party Transactions........................39

   SECTION 4.25.           Brokers; Fees........................................39

   SECTION 4.26.           Opinion of Financial Advisor.........................39

ARTICLE V. REPRESENTATIONS AND WARRANTIES OF PARENT.............................39

   SECTION 5.01.           Organization and Qualification; Subsidiaries.........40

   SECTION 5.02.           Certificate of Incorporation and Bylaws..............40

   SECTION 5.03.           Capitalization.......................................40

   SECTION 5.04.           Authority Relative to this Agreement.................42

   SECTION 5.05.           No Violation.........................................43

   SECTION 5.06.           SEC Filings; Financial Statements....................43

   SECTION 5.07.           Absence of Certain Changes or Events.................44

   SECTION 5.08.           No Undisclosed Liabilities...........................45

   SECTION 5.09.           Absence of Litigation................................45

   SECTION 5.10.           Title to Property....................................45

   SECTION 5.11.           Taxes................................................45

   SECTION 5.12.           Broker; Fees.........................................45

   SECTION 5.13.           Interested Party Transactions........................46

   SECTION 5.14.           Opinion of Financial Advisor.........................46

ARTICLE VI. CONDUCT OF BUSINESS PENDING THE MERGERS.............................46

   SECTION 6.01.           Conduct of Business by the Company Pending the
                           Mergers..............................................46

   SECTION 6.02.           Conduct of Business by the Parent or Holdco Pending
                           the Mergers..........................................50

   SECTION 6.03.           Competing Transactions...............................50

ARTICLE VII. ADDITIONAL AGREEMENTS..............................................53

   SECTION 7.01.           Registration Statement; Joint Proxy Statement........53

   SECTION 7.02.           Stockholders' Meetings; Board Recommendations........54

   SECTION 7.03.           Access to Information; Confidentiality...............55

   SECTION 7.04.           Consents; Approvals..................................56

   SECTION 7.05.           Intentionally Omitted................................57

   SECTION 7.06.           Notification of Certain Matters......................57

   SECTION 7.07.           Further Assurances; Tax Treatment....................57

   SECTION 7.08.           Public Announcements.................................57

   SECTION 7.09.           Comfort Letters; Financial Statements; Audit.........58

   SECTION 7.10.           Listing of Shares of Holdco Common Stock.............59

   SECTION 7.11.           Form S-8.............................................59

   SECTION 7.12.           Conveyance Taxes.....................................59

   SECTION 7.13.           Director and Officer Liability.......................59

   SECTION 7.14.           Action by Parent and Company's Boards................60

   SECTION 7.16.           Company Rights Agreement.............................61

   SECTION 7.17.           Additional Employee Matters..........................61

ARTICLE VIII. CONDITIONS TO THE MERGERS.........................................63

   SECTION 8.01.           Conditions to Obligations of Each Party to Effect
                           its Respective Merger................................63

   SECTION 8.02.           Additional Conditions to Obligations of Parent.......64

   SECTION 8.03.           Additional Conditions to Obligation of the Company...65

ARTICLE IX. TERMINATION.........................................................65

   SECTION 9.01.           Termination..........................................66

   SECTION 9.02.           Effect of Termination................................67

   SECTION 9.03.           Fees and Expenses....................................67

ARTICLE X. GENERAL PROVISIONS...................................................69

   SECTION 10.01.          Effectiveness of Representations, Warranties and
                           Agreements; Knowledge, Etc...........................69

   SECTION 10.02.          Notices..............................................70

   SECTION 10.03.          Amendment............................................70

   SECTION 10.04.          Waiver...............................................71

   SECTION 10.05.          Headings.............................................71

   SECTION 10.06.          Severability.........................................71

   SECTION 10.07.          Entire Agreement.....................................71

   SECTION 10.08.          Assignment...........................................71

   SECTION 10.09.          Parties in Interest..................................71

   SECTION 10.10.          Specific Performance.................................72

   SECTION 10.11.          Governing Law........................................72

   SECTION 10.12.          Counterparts Signature; Facsimile Delivery...........72

   SECTION 10.13.          WAIVER OF JURY TRIAL.................................72
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                         AGREEMENT AND PLAN OF MERGER

         This AGREEMENT AND PLAN OF MERGER (the "Agreement") is entered into as of July 22, 2003, by and among NMP, Inc., a Delaware corporation ("Holdco"), MarketWatch.com, Inc., a Delaware corporation ("Parent"), Pinnacor Inc., a Delaware corporation ("Company"), Maple Merger Sub, Inc., a Delaware corporation ("Parent Merger Sub") and a direct wholly-owned subsidiary of Holdco, and Pine Merger Sub, Inc., a Delaware corporation ("Company Merger Sub") and a direct wholly owned subsidiary of Holdco.

                                  WITNESSETH:

         WHEREAS, the boards of directors of Parent and Company have each determined that it is advisable and in the best interests of each corporation and its respective stockholders for Parent and Company to enter into a strategic business combination in order to advance the long-term strategic business interests of Parent and Company upon the terms and subject to the conditions set forth herein;

         WHEREAS, the combination of Company and Parent with a new holding company structure which is intended to achieve important business objectives shall be effected by the terms of this Agreement through the Mergers (as defined in Section 2.01);

         WHEREAS, in furtherance thereof, the Board of Directors of each of Company, Parent, Holdco, Parent Merger Sub and Company Merger Sub has approved this Agreement and the applicable Merger in accordance with the applicable provisions of the Delaware General Corporation Law (the "DGCL"), and upon the terms and subject to the conditions set forth in this Agreement, pursuant to which the capital stock of Parent outstanding immediately prior to the Effective Time will be converted into the right to receive shares of common stock of Holdco and the capital stock of Company will be converted into the right to receive cash and shares of common stock of Holdco as set forth herein;

         WHEREAS, concurrently with the consummation of the Parent Merger (as defined herein), Holdco will be renamed "MAPLE" and will become the parent corporation of Parent, as further described in Article II of this Agreement;

         WHEREAS, for Federal income tax purposes, it is intended that the Mergers shall qualify as exchanges within the meaning of Section 351 of the Internal Revenue Code of 1986, as amended (the "Code"), and that the Parent Merger will also constitute a reorganization within the meaning of Section 368(a) of the Code and the regulations promulgated thereunder;

         WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to Parent's willingness to enter into this Agreement, General Atlantic Partners 69, L.P., GAP Coinvestment Partners II, L.P., GapStar, LLC, RRE Ventures II L.P., RRE Ventures Fund II L.P., Kevin Clark, David Hodgson, Kirk Loevner, David Obstler, James D. Robinson, and William Staib, stockholders of Company, are entering into voting agreements in the form attached hereto as Exhibits A (the "Company Voting Agreements");

         WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to Parent's willingness to enter into this Agreement, General Atlantic Partners 69, L.P., GAP Coinvestment Partners II, L.P., GapStar, LLC, RRE Ventures II L.P., RRE Ventures Fund II L.P., Kevin Clark, James Davis, David Hodgson, Kirk Loevner, David Obstler, James D. Robinson, John Sculley, and William Staib, stockholders of Company, are entering into affiliate letters, substantially in the form attached hereto as Exhibit B (the "Company Affiliate Agreements");

         WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to Company's willingness to enter into this Agreement, Pearson International Finance Ltd. ("Pearson") and CBS Broadcasting Inc. ("CBS"), stockholders of Parent, are entering into a voting and waiver agreement with Holdco, Parent and Company in the form attached hereto as Exhibit C (the "Parent Voting Agreement"); and

         WHEREAS, for purposes of this Agreement, any term not defined in this Agreement shall have the meaning ascribed to it in Annex A - Definitions (such meaning to be equally applicable to both the singular and the plural forms of such defined term).

         NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, and agreements set forth in this Agreement, and intending to be legally bound hereby and thereby, the parties hereto agree as follows:

                                  Article I.
                       HOLDING COMPANY AND SUBSIDIARIES

         SECTION 1.01. Organization of Holdco. Parent has caused Holdco to be organized under the laws of the State of Delaware. The authorized capital stock of Holdco consists of 100 shares of common stock, par value $0.01 per share (the "Holdco Common Stock"), of which 100 shares have been issued to Parent. Parent shall take, and shall cause Holdco to take, all requisite action to cause the certificate of incorporation of Holdco to be in the form of Exhibit D-1 (the "Holdco Charter") and the bylaws of Holdco to be in the form of Exhibit D-2 (the "Holdco Bylaws"), in each case, at the Effective Time (with such modifications to the Holdco Charter and Holdco Bylaws as Parent and Company agree to prior to the Effective Time).

         SECTION 1.02. Directors and Officers of Holdco. At the Effective Time, the directors of Holdco shall consist of ten (10) representatives of Parent as designated by Parent prior to the Effective Time and two (2) representatives of Company as nominated by Company and approved by Parent prior to the Effective Time. At the Effective Time, the officers of Holdco shall be the officers of Parent then in effect. Each such director and officer shall remain in office until his or her successors are elected in accordance with the Holdco Bylaws.

         SECTION 1.03. Organization of Merger Subsidiaries. Holdco has caused Parent Merger Sub and Company Merger Sub to be organized for the sole purpose of effectuating the Mergers contemplated herein. The authorized capital stock of Company Merger Sub consists of 100 shares of common stock, par value $0.01 per share, all of which shares have been issued to Holdco at a price of $1.00 per share. The authorized capital stock of Parent Merger Sub consists of 100 shares of common stock, par value $0.01 per share, all of which shares shall be issued to Holdco at a price of $1.00 per share.

         SECTION 1.04. Actions of Parent. Parent, as the holder of all the outstanding shares of Holdco Common Stock, has approved this Agreement and shall cause Holdco, as the sole stockholder of each of the Merger Subsidiaries, to adopt this Agreement. Parent shall cause Holdco, and Holdco shall cause the Parent Merger Sub and Company Merger Sub, to perform their respective obligations under this Agreement.

                                 Article II.
                     THE MERGERS; CERTAIN RELATED MATTERS

         SECTION 2.01. The Mergers. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, except as set forth on Schedule 2.01:

         (a) Company Merger Sub shall be merged with and into Company (the "Company Merger"). Company shall be the surviving corporation (the "Company Surviving Corporation") in the Company Merger and shall continue its corporate existence under the laws of the State of Delaware. As a result of the Company Merger, Company shall become a wholly owned subsidiary of Holdco.

         (b) Parent Merger Sub shall be merged with and into Parent (the "Parent Merger"). Parent shall be the surviving corporation in the Parent Merger and shall continue its corporate existence under the laws of the State of Delaware. As a result of the Parent Merger, Parent shall become a wholly owned subsidiary of Holdco. The Company Merger and the Parent Merger are together referred to herein as the "Mergers."

         SECTION 2.02. Closing. Upon the terms and subject to the conditions set forth in Article VIII and the termination rights set forth in Article IX, the closing of the Mergers (the "Closing") will take place on the first Business Day after the satisfaction or waiver (subject to applicable law) of the conditions (excluding conditions that, by their nature, cannot be satisfied until the Closing Date) set forth in Article VIII, unless this Agreement has been theretofore terminated pursuant to its terms or unless another time or date is agreed to by the parties hereto (the actual time and date of the Closing being referred to herein as the "Closing Date"). The Closing shall be held at the offices of Morrison & Foerster LLP, 425 Market Street, San Francisco, CA 94105, unless another place is agreed to by the parties hereto.

         SECTION 2.03. Effective Time. As soon as practicable following the satisfaction or waiver (subject to applicable law) of the conditions set forth in Article VIII, at the Closing the parties shall file the Certificates of Merger (as defined below) with the Secretary of State of the State of Delaware in such form as is required by and executed and acknowledged in accordance with the relevant provisions of the DGCL and make all other filings or recordings required under the DGCL. The Mergers shall become effective at (i) the date and time both of the certificate of merger relating to the Company Merger (the "Company Certificate of Merger") and the certificate of merger relating to the Parent Merger (the "Parent Certificate of Merger" together with the Company Certificate of Merger, the "Certificates of Merger") are duly filed with the Secretary of State of the State of Delaware or (ii) such subsequent time as Parent and Company shall agree and as shall be specified in the Certificates of Merger; provided that both Mergers shall become effective at the same time (such time as the Mergers become effective being the "Effective Time").

         SECTION 2.04. Effects of the Mergers. At and after the Effective Time, the Mergers will have the effects set forth in the DGCL.

         SECTION 2.05. Charters and Bylaws.

         (a) Certificates of Incorporation. The certificate of incorporation of Company, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the surviving corporation in the Company Merger and as of the Effective Time shall be amended to be identical to the certificate of incorporation of the Company Merger Sub, as in effect immediately prior to the Effective Time. The certificate of incorporation of Parent, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the surviving corporation in the Parent Merger and as of the Effective Time shall be amended to be identical to the certificate of incorporation of the Parent Merger Sub, as in effect immediately prior to the Effective Time, except that the name of the surviving corporation shall be changed to "MarketWatch Media, Inc."

         (b) Bylaws. The bylaws of Company, as in effect immediately prior to the Effective Time, shall be the bylaws of the surviving corporation in the Company Merger. The bylaws of Parent, as in effect immediately prior to the Effective Time, shall be the bylaws of the surviving corporation in the Parent Merger.

         SECTION 2.06. Officers and Directors. The officers and directors of Company Merger Sub immediately prior to the Effective Time shall be the officers and directors of the surviving corporation in the Company Merger. The officers and directors of Parent Merger Sub immediately prior to the Effective Time shall be the officers and directors of the surviving corporation in the Parent Merger.

         SECTION 2.07. Effect on Company Common Stock. As of the Effective Time, by virtue of the Company Merger and without any action on the part of the holder of any shares of Company Common Stock or any shares of capital stock of Company Merger Sub:

         (a) Common Stock of Company Merger Sub. Each issued and outstanding share of common stock, par value $0.01 per share, of Company Merger Sub shall be converted into one fully paid and nonassessable share of common stock, par value $.0l per share, of the surviving corporation in the Company Merger.

         (b) Cancellation of the Company Owned Shares of Company Common Stock. Each share of Company Common Stock held by the Company or any subsidiary of the Company immediately prior to the Effective Time shall cease to be outstanding and shall be cancelled and extinguished without any conversion thereof.

         (c) Conversion of Shares of Company Common Stock.

              (i) Definitions. As used in this Agreement (and in particular to this Section), the following terms shall have the meanings specified below:

         "Cash Deficiency Ratio" means a fraction (A) whose numerator is the positive difference between the Cash Share Number and the Cash Electing Shares Number and (B) whose denominator is the number of Non-Electing Shares.

         "Cash Distribution Amount" means Forty Four Million Dollars ($44,000,000).

         "Cash Electing Share" means a Company Outstanding Share as to which a valid Election has been made to receive cash.

         "Cash Electing Shares Number" means the number of Cash Electing Shares and the number of Company Dissenting Shares.

         "Cash Proration Factor" means (A) the Cash Share Number divided by
(B) the Cash Electing Shares Number.

         "Cash Share Number" means the Cash Distribution Amount divided by the Per Share Amount.

         "Company Outstanding Shares" mean the shares of Company Common Stock outstanding at the Effective Time.

         "Exchange Ratio" means 0.2659.

         "Non-Electing Shares" means all Company Outstanding Shares as to which a valid election to receive either cash or shares of Holdco Common Stock has not been made.

         "Per Share Amount" means $2.42.

         "Stock Deficiency Ratio" means a fraction (A) whose numerator equals the positive difference between the Stock Share Number and the Stock Electing Shares Number and (B) whose denominator is the number of Non-Electing Shares.

         "Stock Electing Share" means a Company Outstanding Share as to which a valid Election has been made to receive a share of Holdco Common Stock.

         "Stock Electing Shares Number" means the number of Stock Electing
Shares.

         "Stock Proration Factor" means (A) the Stock Share Number divided by
(B) the Stock Electing Shares Number.

         "Stock Share Number" means (A) the number of Company Outstanding Shares less (B) the Cash Share Number.

              (ii) General. At and as of the Effective Time, by virtue of the Company Merger and without any action on the part of the holder of any shares of capital stock of either Holdco, Company Merger Sub, or the Company, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time, other than any shares of Company Common Stock to be cancelled pursuant to Section 2.07(b) and other than shares of Company Common Stock to which dissenters' rights are exercised pursuant to Section 2.10, will be cancelled and extinguished and automatically converted (subject to Sections
3.12 and 3.13) into the right to receive, without any interest thereon, upon surrender of the certificate representing such shares in the manner provided in Article III (if not previously surrendered pursuant to Section 2.07(c)(vii)), cash, a fraction of a share of Holdco Common Stock, or a combination of cash or a fraction of a share of Holdco Common Stock as hereinafter provided, subject to Section 2.13.

              (iii) Elections. Subject to Sections 2.07(c)(iv), (v) and (vi) below, each holder of shares of Company Common Stock shall be entitled, with respect to each share of Company Common Stock held by such holder, to elect to receive either:

                    (1) cash equal to the Per Share Amount; or

                    (2) a fraction of a validly issued, fully paid and nonassessable share of Holdco Common Stock equal to the Exchange Ratio.

              (iv) Excess of Cash Electing Shares. If the Cash Electing Shares Number exceeds the Cash Share Number:

                   (1) each Stock Electing Share and each Non-Electing Share shall be converted into the right to receive a fraction of a validly issued, fully paid and nonassessable share of Holdco Common Stock equal to the Exchange Ratio; and

                   (2) each Cash Electing Share shall be converted into the right to receive (A) cash equal to the Per Share Amount multiplied by the Cash Proration Factor and (B) a fraction of a validly issued, fully paid and nonassessable share of Holdco Common Stock equal to (i) the Exchange Ratio multiplied by (ii) one minus the Cash Proration Factor.

              (v) Excess of Stock Electing Shares. If the number of Stock Electing Shares Number exceeds the Stock Share Number:

                   (1) each Cash Electing Share and each Non-Electing Share shall be converted into the right to receive cash equal to the Per Share Amount; and

                   (2) each Stock Electing Share shall be converted into the right to receive (A) cash equal to (i) the Per Share Amount multiplied by (ii) one minus the Stock Proration Factor and (B) a fraction of a validly issued, fully paid and nonassessable share of a Holdco Common Stock equal to (i) the Exchange Ratio multiplied by (ii) the Stock Proration Factor.

              (vi) No Excess of Cash Electing Shares or Stock Electing Shares. In the event that neither Section 2.07(c)(iv) nor Section 2.07(c)(v) above is applicable:

                   (1) each Cash Electing Share shall be converted into the right to receive cash equal to the Per Share Amount.

                   (2) each Stock Electing Share shall be converted into the right to receive a fraction of a validly issued, fully paid and nonassessable share of Holdco Common Stock equal to the Exchange Ratio; and

                   (3) each Non-Electing Share shall be converted into the right to receive (A) cash in the amount of (i) the Per Share Amount multiplied by (ii) the Cash Deficiency Ratio, and (B) a fraction of a validly issued, fully paid and nonassessable share of Holdco Common Stock equal to (i) the Exchange Ratio multiplied by (ii) the Stock Deficiency Ratio.

             (vii)    Exercise of Election.

                   (1) Form of Election. All elections in accordance with this
Section 2.07(c) shall be made on a form designed for that purpose and mutually acceptable to the Company and Parent (a "Form of Election") and mailed to holders of record of shares of the Company Common Stock as of the record date for the Company Stockholders Meeting or such other date as Parent and the Company mutually agree (the "Form of Election Record Date"). To the extent practicable, the Form of Election shall permit each holder that beneficially owns shares of the Company Common Stock, in more than one name or account, to specify how to allocate the cash paid and shares of Holdco Common Stock to be issued in the Merger among the various accounts that such holder beneficially owns. Parent and Company shall make available one or more Forms of Election as may be reasonably requested by any person or entity who becomes a holder (or beneficial owner) of shares of the Company Common Stock between the Form of Election Record Date and the close of business on the day prior to the Election Deadline.

                   (2) Manner of Exercise. For elections to be effective, (i) with respect to shares of Company Common Stock represented by stock certificates, an Election Form must be properly completed, signed, and actually received by the Exchange Agent and accompanied by the certificates representing all the shares of Company Common Stock ("Old Certificates") as to which such an Election Form is being made, duly endorsed in blank or otherwise in form acceptable for transfer on the books of the Company (or accompanied by an appropriate guarantee of delivery by an Eligible Guarantor Institution, as that term is defined in Rule 17Ad-15 promulgated pursuant to the Exchange Act, provided that such certificates are in fact delivered to the Exchange Agent by the time required in such guarantee, or an affidavit of lost certificate in accordance with Section 3.12), or (ii) with respect to shares of Company Common Stock that are held in book-entry form, Parent shall establish procedures for the delivery of such shares, which procedures shall be reasonably acceptable to the Company (either of (i) or (ii), an "Election").

                   (3) Election Deadline; Changes to the Election. An Election must be received by the Exchange Agent not later than 5:00 p.m. New York City time on the Effective Date (such time hereinafter referred to as the "Election Deadline") in order to be effective. Any shares of Company Common Stock for which the record holder has not, as of the Election Deadline, properly submitted a properly completed Election Form to the Exchange Agent will be deemed to be Non-Electing Shares. Any holder of shares of Company Common Stock who has made an Election may at any time prior to the Election Deadline change such holder's election by submitting a revised Election Form, properly completed and signed, that is received by the Exchange Agent prior to the Election Deadline. In addition, all Election Forms shall automatically be revoked if the Exchange Agent is notified in writing by Parent and the Company that the Merger has been abandoned.

                   (4) Deemed Non-Electing Shares. Parent shall have the discretion, which it may delegate in whole or in part to the Exchange Agent, to determine whether Election Forms have been properly completed, signed, and timely submitted or to disregard defects in forms. Any such determination of Parent or the Exchange Agent shall be conclusive and binding. Neither Parent nor the Exchange Agent shall be under any obligation to notify any person of any defect in an Election Form submitted to the Exchange Agent. Any shares of Company Common Stock that a holder is deemed to have not submitted a valid Election prior to the Election Deadline shall be deemed to be Non-Electing Shares. Failure to deliver shares of the Company Common Stock covered by such guarantee of delivery within the time set forth in such guarantee shall be deemed to invalidate any otherwise properly made Election.

             (viii) Exchange Agent Matters. The Exchange Agent shall also make all the computation contemplated by this Section 2.07, including the determination of the number of Cash Electing Shares, Stock Electing Shares and Non-Electing Shares and, after consultation with Parent, all such computation will be conclusive and binding on the former holders of shares of the Company Common Stock absent manifest error. The Exchange Agent may, with the agreement of Parent and the Company, make such rules as are consistent with this Section
2.07 for the implementation of the Elections provided for herein as shall be necessary or desirable to effect fully such Elections. Prior to the Effective Time, Holdco and Parent will enter into an exchange agent and nominee agreement with the Exchange Agent, in a form reasonably acceptable to the Company, setting forth the procedures to be used in accomplishing the deliveries and other actions contemplated by this Section 2.07, the provision of which agreement may vary the provisions of such Section in any respect not material and adverse to the stockholders of the Company.

             (ix) Return of Shares of Company Common Stock. In the event that this Agreement is terminated without the Merger having been consummated, Parent shall instruct the Exchange Agent to return all shares of Company Common Stock submitted or transferred to the Exchange Agent pursuant to
Section 2.07(c)(vii).

         The cash and shares of Holdco Common Stock into which shares of the Company Common Stock are convertible pursuant to the foregoing are referred to herein collectively as the "Company Merger Consideration."

         As a result of the Company Merger and without any action on the part of the holders thereof, at the Effective Time, all shares of the Company Common Stock shall cease to be outstanding and shall be cancelled and retired and shall cease to exist, and each holder of a certificate which immediately prior to the Effective Time represented any such shares of the Company Common Stock (such certificate or other evidence of ownership, a "Company Certificate") shall thereafter cease to have any rights with respect to such shares of Company Common Stock, except the right (subject to Section 2.07(b) and Section 2.10) to receive the applicable Company Merger Consideration with respect thereto and any cash in lieu of fractional shares of applicable Holdco Common Stock with respect thereto to be issued in consideration therefor and any dividends or other distributions to which holders of Company Common Stock become entitled in accordance with Article III upon the surrender of such Company Certificate.

         SECTION 2.08. Company Stock Options; Company Employee Stock Purchase Plan; Company Warrants.

         (a) At the Effective Time, each outstanding Company Stock Option shall fully vest and shall by virtue of the Company Merger be assumed by Holdco. Each Company Stock Option so assumed by Holdco under this Agreement will continue to have, and be subject to, the same terms and conditions of such option immediately prior to the Effective Time, except that (i) each Company Stock Option will be fully vested and exercisable, (ii) each Company Stock Option will be exercisable for a number of shares of Holdco Common Stock equal to that number of shares of Company Common Stock that were subject to such Company Stock Option immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of Holdco Common Stock, and (iii) the per share exercise price for the shares of Holdco Common Stock issuable upon exercise of such assumed Company Stock Option will be equal to the quotient determined by dividing the exercise price per share of Company Common Stock at which such Company Stock Option was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent.

         (b) The current offering period under the Company Employee Stock Purchase Plan shall terminate immediately prior to the Effective Time. Each purchase right outstanding under the Company Employee Stock Purchase Plan immediately prior to the Effective Time (a "Company Purchase Right") shall automatically be exercised immediately prior to the Effective Time (the "New Exercise Date"). The accumulated payroll deductions as of the New Exercise Date for each holder of a Company Purchase Right shall be applied toward the purchase of shares of Company Common Stock in accordance with the terms of the Company Employee Stock Purchase Plan. The shares of Company Common Stock issuable upon such exercise of each Company Purchase Right shall be issued and outstanding immediately prior to the Effective Time and shall therefore be subject to the terms of this Agreement. Company shall use its best efforts to provide written notice of the Company Merger to holders of a Company Purchase Right at least ten (10) days prior to the Effective Time. The Company shall take such action, such that as of the date hereof, no change in payroll deduction rate may be made by any participants in the Company Employee Stock Purchase Plan.

         (c) As soon as practicable after the Effective Time, Holdco shall deliver to each holder of an outstanding Company Stock Option an appropriate notice setting forth such holder's rights pursuant thereto and such Company Stock Options shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 2.08 after giving effect to the Company Merger). Holdco shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Holdco Common Stock for delivery upon exercise of such assumed Company Stock Options pursuant to the terms set forth in this Section 2.08.

         (d) At the Effective Time, each outstanding warrant to purchase shares of Company Common Stock (a "Company Stock Warrant") other than the Stockpoint Warrants shall by virtue of the Company Merger be assumed by Holdco. Each Company Stock Warrant so assumed by Holdco under this Agreement will continue to have, and be subject to, the same terms and conditions of such warrant immediately prior to the Effective Time, except that (i) each Company Stock Warrant will be exercisable for a number of shares of Holdco Common Stock equal to that number of shares of Company Common Stock that were subject to such Company Stock Warrant immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of Holdco Common Stock and (ii) the per share exercise price for the shares of Holdco Common Stock issuable upon exercise of such assumed Company Stock Warrant will be equal to the quotient determined by dividing the exercise price per share of Company Common Stock at which such Company Stock Warrant was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent.

         (e) As soon as practicable after the Effective Time, but in no event later than ten (10) business days after the Effective Time, Holdco shall deliver to each holder of an outstanding Company Stock Warrant an appropriate notice setting forth such holder's rights pursuant thereto and such Company Stock Warrant shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 2.08 after giving effect to the Company Merger). Holdco shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Holdco Common Stock for delivery upon exercise of such assumed Company Stock Warrants pursuant to the terms set forth in this Section 2.08.

         (f) At the Effective Time, each outstanding share of the Company Common Stock issued pursuant to and subject to the restrictions set forth in
Section 8 of the Company's 2000 Equity Incentive Plan, as amended (each, a share of "Company Restricted Stock") and held by the individuals listed on
Exhibit 2.08(f) shall become fully vested and any restrictions with respect to such stock shall immediately lapse. At the Effective Time, each holder of a share of Company Restricted Stock, whether vested or unvested, shall be allowed to make an Election in accordance with Section 2.07 hereof, and any stock payable with respect to unvested shares of the Company Restricted Stock shall be converted to Holdco Common Stock and will continue to be subject to the restrictions set forth in the agreements under which such Company Restricted Stock were issued, or otherwise applicable to such Company Restricted Stock, and any cash payable with respect to unvested shares of the Company Restricted Stock pursuant to Section 2.07 hereof shall be placed in an escrow account for the benefit of holders of such unvested shares of the Company Restricted Stock, and shall be releasable from such escrow account in accordance with the vesting schedule of such Company Restricted Stock.

         SECTION 2.09. Certain Adjustments. If, between the date of this Agreement and the Effective Time (and as permitted by Sections 6.01 and 6.02), the outstanding shares of Parent Common Stock or the outstanding shares of Company Common Stock shall have been increased, decreased, changed into or exchanged for a different number of shares or different class, in each case, by reason of any reclassification, recapitalization, stock split, split-up, combination or exchange of shares or a stock dividend or dividend payable in any other securities shall be declared with a record date within such period, or any similar event shall have occurred, the applicable Merger Consideration (as defined in Section 2.11(c)) shall be appropriately adjusted to provide to the holders of shares of Company Common Stock and shares of Parent Common Stock the same economic effect as contemplated by this Agreement prior to such event.

         SECTION 2.10. Company Appraisal Rights.

         (a) Notwithstanding anything in this Agreement to the contrary and unless provided for by applicable law, shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and that are owned by stockholders who have properly perfected their rights of appraisal within the meaning of Section 262 of the DGCL (the "Company Dissenting Shares") shall not be converted into the right to receive the applicable Company Merger Consideration with respect thereto, unless and until such stockholders shall have failed to perfect their right of appraisal under applicable law, but, instead, the holders thereof shall be entitled to payment of the appraised value of such Company Dissenting Shares in accordance with
Section 262 of the DGCL. If any such holder shall have failed to perfect or shall have effectively withdrawn or lost such right of appraisal, each share of Company Common Stock held by such stockholder shall thereupon be deemed to have been converted into the right to receive and become exchangeable for, at the Effective Time, the applicable Company Merger Consideration with respect thereto, in the manner provided for in Section 2.07.

         (b) Company shall give Parent (i) prompt notice of any demands for appraisal filed pursuant to Section 262 of the DGCL received by Company, withdrawals of such demands and any other instruments served or delivered in connection with such demands pursuant to the DGCL and received by Company and
(ii) the opportunity to participate in all negotiations and proceedings with respect to demands under the DGCL consistent with the obligations of Company thereunder. Company shall not, except with the prior written consent of Parent, (x) make any payment with respect to any such demand, (y) offer to settle or settle any such demand or (z) waive any failure to timely deliver a written demand for appraisal or timely take any other action to perfect appraisal rights in accordance with the DGCL.

         SECTION 2.11. Effect on Shares of Parent Common Stock. As of the Effective Time, by virtue of the Parent Merger and without any action on the part of the holder of any shares of Parent Common Stock or any shares of capital stock of Parent Merger Sub:

         (a) Common Stock of Parent Merger Sub. Each issued and outstanding share of common stock, par value $0.01 per share, of Parent Merger Sub shall be converted into one fully paid and nonassessable share of common stock, par value $0.01 per share, of the surviving corporation in the Parent Merger.

         (b) Cancellation of the Parent-Owned Shares of Parent Common Stock and Holdco Common Stock. Each share of Parent Common Stock held by the Parent or any subsidiary of the Parent immediately prior to the Effective Time shall cease to be outstanding and shall be cancelled and extinguished without any conversion thereof. Each share of Holdco Common Stock held by the Parent immediately prior to the Effective Time shall cease to be outstanding and shall be cancelled and extinguished without any conversion thereof.

         (c) Conversion of Shares of Parent Common Stock. Each issued and outstanding share of Parent Common Stock (other than shares to be cancelled in accordance with Section 2.11(b)) shall be converted into the right to receive one fully paid and nonassessable share of Holdco Common Stock (the "Parent Merger Consideration" and, together with the Company Merger Consideration, the "Merger Consideration").

         As a result of the Parent Merger and without any action on the part of the holders thereof, at the Effective Time, all shares of Parent Common Stock shall cease to be outstanding and shall be cancelled and retired and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented any such shares of Parent Common Stock (a "Parent Certificate" and, together with the Company Certificates, the "Certificates") shall thereafter cease to have any rights with respect to such shares of Parent Common Stock, except the right (subject to Section 2.11(b)) to receive the Parent Merger Consideration to be issued in consideration therefor and any dividends or other distributions to which holders of shares of Parent Common Stock become entitled in accordance with Article III upon the surrender of such Parent Certificate.

         SECTION 2.12. Parent Stock Options; Parent Employee Stock Purchase
Plan.

         (a) At the Effective Time, each outstanding Parent Stock Option, whether or not vested, shall by virtue of the Parent Merger be assumed by Holdco. Each Parent Stock Option so assumed by Holdco under this Agreement will continue to have, and be subject to, the same terms and conditions of such option immediately prior to the Effective Time (including, without limitation, any repurchase rights or vesting provisions and provisions regarding the acceleration of vesting on certain transactions, other than the transactions contemplated by this Agreement), except that (i) each Parent Stock Option will be exercisable (or will become exercisable in accordance with its terms) for a number of shares of Holdco Common Stock equal to that number of shares of Parent Common Stock that were subject to such Parent Stock Option immediately prior to the Effective Time and (ii) the per share exercise price for the shares of Holdco Common Stock issuable upon exercise of such assumed Parent Stock Option will be equal to the exercise price per share of Parent Common Stock at which such Parent Stock Option was exercisable immediately prior to the Effective Time.

         (b) At the Effective Time, each outstanding purchase right under the Parent 2000 Employee Stock Purchase Plan (a "Parent Purchase Right") shall by virtue of the Parent Merger be assumed by Holdco. Each Parent Purchase Right so assumed by Holdco under this Agreement will continue to have, and be subject to, the same terms and conditions of such purchase right immediately prior to the Effective Time (including, without limitation, any vesting provisions and provisions regarding the acceleration of vesting on certain transactions, other than the transactions contemplated by this Agreement), except that (i) each Parent Purchase Right will become exercisable in accordance with its terms for a number of shares of Holdco Common Stock equal to that number of shares of Parent Common Stock that were subject to such Parent Purchase Right immediately prior to the Effective Time and (ii) the per share purchase price for the shares of Holdco Common Stock issuable upon exercise of such assumed Parent Purchase Right will be equal to the purchase price per share of Parent Common Stock at which such Parent Purchase Right was exercisable immediately prior to the Effective Time.

         (c) As soon as practicable after the Effective Time, Holdco shall deliver to each holder of an outstanding Parent Stock Option or Parent Purchase Right an appropriate notice setting forth such holder's rights pursuant thereto and such Parent Stock Option and Parent Purchase Right shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 2.12 after giving effect to the Parent Merger). Holdco shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Holdco Common Stock for delivery upon exercise of such assumed Parent Stock Options or Parent Purchase Rights pursuant to the terms set forth in this Section 2.12.

         SECTION 2.13. Fractional Shares. No certificate or scrip representing fractional shares of Holdco Common Stock or book-entry credit of the same shall be issued in the Company Merger upon the surrender for exchange of a Company Certificate that immediately prior to the Effective Time represented outstanding shares of Company Common Stock and such fractional shares interests will not entitle the owner thereof to vote or to have any rights of a stockholder of Holdco. In lieu of any such fractional shares of Holdco Common Stock, each holder of Company Certificates who would otherwise have been entitled to a fraction of a share of Holdco Common Stock in exchange for such Company Certificate (after taking into account all Company Certificates delivered by such holder) pursuant to this Article shall receive from the Exchange Agent, as applicable, a cash payment determined by multiplying (A) the fractional share interest to which such holder would otherwise be entitled by (B) the Per Share Amount.

                                 Article III.
                           EXCHANGE OF CERTIFICATES

         SECTION 3.01. Exchange Agent. Prior to the Effective Time, Parent shall select a bank or trust company reasonably acceptable to the Company to act as the exchange agent for the purpose of exchanging certificates for the applicable Merger Consideration in the Mergers (the "Exchange Agent").

         SECTION 3.02. Company Exchange Fund. As necessary from time to time following the Effective Time, Holdco shall make available to the Exchange Agent for exchange in accordance with this Article III, (i) certificates evidencing Holdco Common Stock issuable pursuant to Section 2.07(c), (ii) the cash payable pursuant to Section 2.07(c), and (iii) cash payable in lieu of fractional shares pursuant to Section 2.13 (such certificates for shares of Holdco Common Stock, together with any dividends or distributions with respect thereto (as described below), and cash are hereinafter referred to as the "Company Exchange Fund").

         SECTION 3.03. Company Exchange Procedures. As soon as reasonably practicable after the Effective Time, Holdco shall cause the Exchange Agent to mail to each holder of record of Company Certificates who has not validly submitted (or has submitted and withdrawn) such holder's Company Certificates to the Exchange Agent in accordance with Section 2.07(c)(vii) (other than Company Certificates representing shares of Company Common Stock as to which dissenters' rights are exercised pursuant to Section 2.10 (i) a letter of transmittal in customary form (that shall specify that delivery shall be effected, and risk of loss and title to the Company Certificates shall pass, only upon proper delivery of the Company Certificates to the Exchange Agent and shall contain such other customary provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Company Certificates in exchange for the shares of Holdco Common Stock and/or cash, as provided in Section 2.07(c), and cash in lieu of any fractional shares, as provided in Section 2.13. A holder that has validly surrendered and not withdrawn Company Certificates as provided in Section 2.07(c)(vii) or that surrenders Company Certificates for cancellation, together with a duly executed letter of transmittal and other required documents, to the Exchange Agent as provided in this Section 3.03, shall be entitled to receive in exchange therefor solely (A) that number of whole shares of Holdco Common Stock (which shall be in uncertificated book-entry form unless a physical certificate is requested or is otherwise required by applicable Law or regulation), if any, into which their shares of Company Common Stock were converted at the Effective Time pursuant to Section 2.07(c), and/or (B) the cash that such holders have the right to receive pursuant to Section 2.07(c) in respect thereof, together with any cash in respect of fractional shares as provided in Section 2.13. The holder of shares of Company Common Stock upon their exchange, in whole or in part, for shares of Holdco Common Stock shall also receive any dividends or other distributions declared or made with a record date after the Effective Time with respect to such shares of Holdco Common Stock.

         No interest will be paid or accrued on any cash or on any unpaid dividends or distributions payable to holders of Company Certificates. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, the Company Merger Consideration with respect to the Shares formerly represented thereby may be issued or paid to a transferee if the Company Certificate representing such shares of Company Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. The exchange of shares of Company Common Stock held directly or indirectly, by or through participants in the DTC shall be made in accordance with the customary procedures of the DTC and such participants.

         SECTION 3.04. Parent Exchange Fund. At or prior to the Effective Time, Holdco shall deposit with the Exchange Agent, in trust for the benefit of holders of shares of Parent Common Stock, certificates representing the shares of Holdco Common Stock issuable pursuant to Section 2.11 in exchange for outstanding shares of Parent Common Stock. Holdco agrees to make available to the Exchange Agent from time to time as needed, cash sufficient to pay any dividends and other distributions declared or made with a record date after the Effective Time with respect to such shares of Holdco Common Stock. Any such cash and certificates representing shares of Holdco Common Stock deposited with the Exchange Agent shall hereinafter be referred to as the "Parent Exchange Fund."

         SECTION 3.05. Parent Exchange Procedures. Promptly after the Effective Time, Holdco shall cause the Exchange Agent to mail to each holder of a Parent Certificate (i) a letter of transmittal in customary form (that shall specify that delivery shall be effected, and risk of loss and title to the Company Certificates shall pass, only upon proper delivery of the Company Certificates to the Exchange Agent and shall contain such other customary provisions as Parent may reasonably specify) and (ii) instructions for effecting the surrender of such Parent Certificates in exchange for shares of Holdco Common Stock as provided in Section 2.11, together with any dividends and other distributions with respect thereto. Upon surrender of a Parent Certificate to the Exchange Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, the holder of such Parent Certificate shall be entitled to receive in exchange therefor shares of Holdco Common Stock (which shall be in uncertificated book-entry form unless a physical certificate is requested or is otherwise required by applicable law or regulation) representing, in the aggregate, the whole number of shares that such holder has the right to receive pursuant to
Section 2.11 and (B) cash that such holder has the right to receive with respect to dividends and other distributions pursuant to Section 3.06.

         No interest will be paid or will accrue on any cash payable pursuant to Section 3.06. In the event of a transfer of ownership of shares of Parent Common Stock that is not registered in the transfer records of Parent, one or more shares of Holdco Common Stock evidencing, in the aggregate, the proper number of shares of Parent Common Stock, and any dividends or other distributions to which such holder is entitled pursuant to Section 3.06, may be issued with respect to such shares of Parent Common Stock to such a transferee if the Parent Certificate is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid. The exchange of Parent Shares held directly or indirectly, by or through participants in the DTC shall be made in accordance with the customary procedures of the DTC and such participants.

         SECTION 3.06. Distributions with Respect to Unexchanged Shares. No dividends or other distributions with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Holdco Common Stock that such holder would be entitled to receive upon surrender of such Certificate and no cash payment in lieu of fractional shares of Holdco Common Stock shall be paid to any such holder pursuant to Section 2.13 until such holder shall surrender such Certificate in accordance with Sections 3.03 or 3.05, as applicable. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the record holder thereof without interest, (a) promptly after the time of such surrender, the amount of any cash payable in lieu of fractional shares of Holdco Common Stock to which such holder is entitled pursuant to
Section 2.13 and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Holdco Common Stock and (b) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time and a payment date subsequent to such surrender payable with respect to such shares of Holdco Common Stock.

         SECTION 3.07. No Further Ownership Rights in Shares of Company Common Stock or Parent Common Stock. All shares of Holdco Common Stock issued and cash paid upon conversion of shares of Company Common Stock or Parent Common Stock in accordance with the terms of Article II and this Article III shall be deemed to have been issued or paid in full satisfaction of all rights pertaining to shares of the Company Common Stock or Parent Common Stock.

         SECTION 3.08. Funding of Fractional Shares of Holdco Common Stock. As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional interests, the Exchange Agent shall so notify Holdco, and Holdco shall deposit such amount with the Exchange Agent and shall cause the Exchange Agent to forward payments to such holders of fractional interests subject to and in accordance with the terms hereof.

         SECTION 3.09. Termination of Exchange Funds. Any portion of the Exchange Funds that remains undistributed to the holders of Certificates for six months after the Effective Time shall, at Holdco's request, be delivered to Holdco or otherwise on the instruction of Holdco, and any holders of the Certificates who have not theretofore complied with this Article III shall after such delivery look only to Holdco for the Merger Consideration with respect to shares of the Company Common Stock or Parent Common Stock formerly represented thereby to which such holders are entitled pursuant to Sections
2.07 or 2.11, any cash in lieu of fractional shares of Holdco Common Stock to which such holders are entitled pursuant to Section 2.13 and any dividends or distributions with respect to shares of Holdco Common Stock to which such holders are entitled pursuant to Sections 3.03 or 3.05. Any such portion of the Exchange Fund remaining unclaimed by holders of shares of Company Common Stock or Parent Common Stock immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity shall, to the extent permitted by law, become the property of Holdco free and clear of any claims or interest of any Person previously entitled thereto.

         SECTION 3.10. No Liability. None of Holdco, Parent, Parent Merger Sub, Company, Company Merger Sub or the Exchange Agent shall be liable to any Person in respect of any Merger Consideration from the Exchange Funds delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

         SECTION 3.11. Investment of the Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Holdco on a daily basis in Qualified Instruments; provided that no such investment or loss thereon shall affect the amounts payable to Company's or Parent's stockholders pursuant to Article II and the other provisions of this Article III. Any interest and other income resulting from such investments shall promptly be paid to Holdco.

         SECTION 3.12. Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Holdco, the posting by such Person of a bond in such reasonable amount as Holdco may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect to shares of the Company Common Stock or Parent Common Stock formerly represented thereby, any cash in lieu of fractional shares of Holdco Common Stock, and unpaid dividends and distributions on Holdco Common Stock deliverable in respect thereof, pursuant to this Agreement.

         SECTION 3.13. Withholding Rights. Holdco shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock or Parent Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Holdco, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of Company Common Stock or Parent Common Stock in respect of which such deduction and withholding was made by Holdco.

         SECTION 3.14. Further Assurances. At and after the Effective Time, the officers and directors of Holdco will be authorized to execute and deliver, in the name and on behalf of Parent, Parent Merger Sub, Company or Company Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of Parent, Parent Merger Sub, Company or Company Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in Holdco any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by Holdco as a result of, or in connection with, the Mergers.

         SECTION 3.15. Stock Transfer Books. The stock transfer books of Company and Parent shall be closed immediately upon the Effective Time and there shall be no further registration of transfers of shares of Company Common Stock or Parent Common Stock thereafter on the records of Company or Parent.

                                 Article IV.
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company hereby represents and warrants to Parent that, except as set forth in the written disclosure schedule previously delivered by the Company to Parent, the paragraphs of which are numbered to correspond to the Sections of this Agreement (the "Company Disclosure Schedule"):

         SECTION 4.01. Organization and Qualification; Subsidiaries. The Company and each of its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority and is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders ("Approvals") necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such power, authority and Approvals would not, individually or in the aggregate, have a Company Material Adverse Effect. The Company and each of its subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not, either individually or in the aggregate, have a Company Material Adverse Effect. Except as set forth in Section 4.01 of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries directly or indirectly owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity (other than the Company's subsidiaries).

         SECTION 4.02. Charter Documents. The Company has heretofore furnished or made available to Parent a complete and correct copy of the charter documents (including the articles or certificate of incorporation and bylaws, if any), as most recently amended to date of the Company and each of its subsidiaries. Each such charter document is in full force and effect. Neither the Company nor any of its subsidiaries is in violation or any of the provisions of its respective charter documents.

         SECTION 4.03. Capitalization. The authorized capital stock of the Company consists of one hundred million (100,000,000) shares of Company Common Stock and twenty million (20,000,000) shares of Company Preferred Stock. As of June 30, 2003, (i) 40,790,486 shares of Company Common Stock were issued and outstanding, all of which are validly issued, fully paid and nonassessable, and issued in compliance with applicable securities laws, (ii) 4,424,779 shares of Company Common Stock were held in the Company's treasury or by any subsidiary of the Company, (iii) 255,000 shares of the Company Common Stock are Company Restricted Stock, (iv) no shares of Company Preferred Stock were issued and outstanding, (v) 8,857,585 shares of Company Common Stock were reserved for future issuance pursuant to then outstanding employee stock options granted pursuant to the Company's Stock Option Plans, and (vi) 734,868 shares of Company Common Stock were reserved for future issuance pursuant to outstanding Stock Warrants. No shares of Company Common Stock have been issued between March 31, 2003 and the date hereof, other than pursuant to the Company's Stock Option Plans or as set forth in Section 4.03 of the Company Disclosure Schedule. Except for the Stockpoint Warrants, all other Company Stock Warrants may be assumed by Parent as provided in Section 2.08 of this Agreement without the consent of the holders thereof or any other Person. Except for Company Stock Options, the Company Purchase Rights and as set forth in Sections 4.03, 4.10 or 4.12 of the Company Disclosure Schedule, there are no options, warrants, convertible securities, subscriptions, stock appreciation rights, phantom stock plans or stock equivalents or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued shares (or other equity interests) of the Company or of any subsidiary or obligating the Company or any of its subsidiaries to issue or sell any shares of capital stock of, or options, warrants, convertible securities, subscriptions, or other equity interests in, the Company or any of its subsidiaries. All shares of Company Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be duly authorized, validly issued, fully paid and nonassessable. There are no obligations, contingent or otherwise, of the Company or of any of its subsidiaries to repurchase, redeem or otherwise acquire any shares of Company Common Stock or the shares of any of its subsidiaries or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any of its subsidiaries or any other entity. None of the options, warrants, rights, agreements, arrangements or commitments identified in Section 4.03 or
4.12 of the Company Disclosure Schedule provide that, absent action by the board of directors of the Company or a committee thereof, upon exercise or conversion the holder thereof shall receive cash, and no such action of the board of directors or a committee thereof has been taken. Except as set forth in Section 4.03 of the Company Disclosure Schedule, all of the outstanding shares of each of the Company's subsidiaries (and all shares to be issued prior to the Effective Time) are or will be duly authorized, validly issued, fully paid and nonassessable, and issued in compliance with applicable securities laws, and all such shares are or will be owned by the Company free and clear of all security interests, liens, claims, pledges, agreements, limitations in voting rights, charges, encumbrances or rights or interests of others of any nature whatsoever (collectively, "Liens"), other than Liens for Taxes not yet due and payable. Except as set forth in Section 4.03 of the Company Disclosure Schedule, the Company has not granted or agreed to grant any registration rights for any shares of the capital stock of, or options, warrants, convertible securities or other equity interest in the Company or any of its subsidiaries. Except as disclosed in the Company SEC Reports, Company does not directly or indirectly own any equity or similar interest in, or any interest convertible or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity, excluding securities in any publicly traded company held for investment by Company or any of its subsidiaries in accordance with and pursuant to Company's formal investment policy and comprising less than 5% of the outstanding stock of such company.

         SECTION 4.04. Authority Relative to this Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement and subject only to obtaining any necessary stockholder approval of this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions so contemplated (other than the approval and adoption of the Company Merger by a majority of the outstanding shares of the Company Common Stock entitled to vote in accordance with the DGCL and the Company's certificate of incorporation and bylaws (the "Company Requisite Vote") and the filing of the Company Certificate of Merger with the Secretary of State of Delaware as required by the DGCL). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent, Holdco, Parent Merger Sub and Company Merger Sub, as applicable, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms. The board of directors of the Company has unanimously determined
(i) that it is advisable, consistent with and in furtherance of the long-term business strategy of the Company, and fair to, and in the best interests of the Company and the Company's stockholders, for the Company to enter into a strategic business combination with Parent upon the terms and subject to the conditions of this Agreement, (ii) to approve and adopt this Agreement, the Company Merger, and the transactions contemplated hereby, and (iii) to recommend that the Company's stockholders approve and adopt this Agreement, the Company Merger, and the transactions contemplated hereby (the "Company Recommendation"), and, subject to Section 6.03 hereof, such resolutions of the board of directors shall be in effect as of the Effective Time. The only vote of the holders of any class or series of stock of the Company necessary to approve the Company Merger, this Agreement and the other transactions contemplated by this Agreement is the Company Requisite Vote.

         SECTION 4.05. No Violation. Except for the need to obtain the Company Requisite Vote and to file the Company Certificate of Merger with the Secretary of State of Delaware as required by the DGCL or as set forth in
Section 4.05 of the Company Disclosure Schedule, the execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated by this Agreement by the Company will not (i) conflict with or violate the certificate of incorporation or bylaws of the Company or any of its subsidiaries, (ii) conflict with or violate any federal, foreign, state or provincial law, rule, regulation, order, judgment or decree (collectively, "Laws") applicable to the Company or any subsidiary or by which any of their respective properties are bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair the Company's or any subsidiary's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, any contract, or result in the creation of a Lien on any of the properties or assets of the Company or any subsidiary pursuant to, any Material Contract or other note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any subsidiary is a party or by which the Company or any subsidiary or any of their respective properties are bound or affected, except in the case of clauses (ii) and (iii) for any such conflicts, violations, defaults or other occurrences that would not, individually or in the aggregate, have a Company Material Adverse Effect.

         SECTION 4.06. Governmental Approvals, Consents and Filings.

         (a) Except for the need to obtain the Company Requisite Vote and to file the Company Certificate of Merger with the Secretary of State of the State of Delaware as required by the DGCL, no approval, authorization, consent, order, filing, registration or notification is required to be obtained by the Company or any of its subsidiaries from, or made or given by any of them to, any Governmental or Regulatory Authority or any other Person in connection with the execution, delivery and performance of this Agreement and the transactions contemplated hereby except for (i) the filings and/or notices under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder ("HSR Act") and the expiration of the waiting periods thereunder; (ii) compliance with any applicable requirements of the Federal Securities Laws (as defined below), any applicable state or other local securities laws and the Nasdaq National Market; and (iii) such approvals, authorizations, consents, orders, filings, registrations or notifications that, have not had, or, if not obtained, made or given, individually or in the aggregate, are not likely to have a Company Material Adverse Effect.

         (b) The Company and each of its subsidiaries have timely filed all material reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since February 16, 2000, with any Governmental or Regulatory Authority, and have paid all material fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Governmental or Regulatory Authority in the ordinary course of the business of the Company or any of its subsidiaries, no Governmental or Regulatory Authority has initiated any proceeding or investigation or, to the knowledge of the Company, threatened any investigation into the business or operations of the Company or any of its subsidiaries since February 16, 2000, except for such proceedings or investigations the outcomes of which would not be reasonably expected, individually or in the aggregate, to have a Company Material Adverse Effect.

         SECTION 4.07. SEC Filings; Financial Statements.

         (a) The Company has filed all forms, reports, exhibits and other documents required to be filed with the Securities and Exchange Commission (the "SEC") since February 16, 2000, and has made available to Parent, in the form filed with the SEC (i) its Quarterly Report on Form 10-Q for the period ended March 31, 2003, and its Annual Report on Form 10-K for the year ended December 31, 2002, (ii) all proxy statements relating to the Company's meetings of stockholders (whether annual or special) held since June 12, 2001,
(iii) all other reports or registration statements (other than reports on Forms 3, 4 or 5 filed on behalf of affiliates of the Company) filed by the Company with the SEC since February 16, 2000, and (iv) all amendments and supplements to all such reports and registration statements filed by the Company with the SEC (collectively, the "Company SEC Reports"). The Company SEC Reports (i) were prepared in accordance with the requirements of the Securities Act of 1933, as amended (the "Securities Act") or the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the SEC's rules and regulations thereunder (collectively, the "Federal Securities Laws"), as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the Company's subsidiaries is required to file any forms, reports or other documents with the SEC.

         (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Reports was prepared in accordance with U.S. generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and each fairly presented, in all material respects, the consolidated financial position of the Company and its subsidiaries as of the respective dates thereof and the consolidated results of its operations and cash flows and stockholder equity for the periods indicated, except that the unaudited interim financial statements were and are subject to normal and recurring year-end adjustments that were not and are not expected to be material in amount and the absence of footnotes.

         (c) The Company has heretofore furnished to Parent a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to the Company SEC Reports or agreements, documents or other instruments that previously had been filed by the Company with the SEC pursuant to the Securities Act or the Exchange Act.

         (d) Since the adoption of the Sarbanes-Oxley Act of 2002 (the "New Act"), the Company has complied in all material respects with the laws, rules and regulation promulgated under the New Act.

         SECTION 4.08. Absence of Certain Changes or Events. Except as set forth in Section 4.08 of the Company Disclosure Schedule or in the Company SEC Reports, since December 31, 2002, the Company has conducted its business in the ordinary course and there has not occurred: (i) any Company Material Adverse Effect; (ii) any amendments or changes in the certificate of incorporation or bylaws of the Company or any of its subsidiaries; (iii) any damage to, destruction or loss of any asset of the Company or any of its subsidiaries, (whether or not covered by insurance) that has had or is reasonably likely to have a Company Material Adverse Effect; (iv) any change by the Company in its accounting methods, principles or practices; (v) any material change to any Company Stock Option Plans or Company Employee Plans, including the establishment of any new plans or any amendment that extends the extension of coverage under any plan to new groups of employees or other Persons not previously covered; (vi) any restructuring or reorganization of the Company or any of its subsidiaries; (vii) any split, combination or reclassification of any of its capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock; (viii) any revaluation of any of the Company's or any subsidiary's assets, including, without limitation, writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business; (ix) any sale, pledge, disposition of or encumbrance upon a material amount of property of the Company or of any of its subsidiaries, except in the ordinary course of business and consistent with past practice; (x) any material Tax election inconsistent with past practices or the settlement or compromise of any material Tax liability; (xi) any declaration, issuance or payment of any dividend or other distribution (whether in cash, stock or property or any combination thereof) other than a dividend or distribution by a wholly-owned subsidiary to the Company; or (xii) the creation of any indebtedness for borrowed money or the issuance of any debt securities or the assumption, guarantee (other than guarantees of bank debt of a subsidiary entered into in the ordinary course of business) or endorsement or other accommodation whereby the Company or any of its subsidiaries became responsible for, the obligations of any person, or the making of any loans or advances, except in the ordinary course of business consistent with past practice.

         SECTION 4.09. No Undisclosed Liabilities. Except as is disclosed in
Section 4.09 of the Company Disclosure Schedule and in the Company SEC Reports, neither the Company nor any subsidiary has any liabilities (absolute, accrued, contingent, or otherwise) that are, in the aggregate, material to the business, operations or financial condition of the Company and its subsidiaries taken as a whole, except liabilities (a) adequately provided for in the Company's audited balance sheet (including any related notes thereto) for the fiscal year ended December 31, 2002 or in the unaudited balance sheet (including any related notes thereto) for the fiscal quarters ended March 31, 2003 and June 30, 2003; (b) incurred since December 31, 2002 in the ordinary course of business and consistent with past practice; or (c) incurred in connection with this Agreement or the transactions contemplated hereby.

         SECTION 4.10. Material Contracts; No Violation.

         (a) Section 4.10(a) of the Company Disclosure Schedule includes a list of each of the following currently outstanding agreements under which the Company or any of its subsidiaries is a party or by which any of their assets are bound: (i) joint venture, partnership, technology sharing and non-competition agreements; (ii) intellectual property or content licensing agreements that involve expenditures by the Company in excess of $25,000 per annum, other than commercial shrink-wrap licenses; (iii) intellectual property or content licensing agreements that involve receipts by the Company in excess of $100,000 per annum, other than commercial shrink-wrap licenses; (iv) agreements with any consultant, independent contractor, employee, officer or director of the Company or any of its subsidiaries, (v) any other agreement evidencing a service arrangement between the Company or any of its subsidiaries with a third party, in each case for annual compensation in excess of $100,000; (vi) distribution agreements that involve expenditures or receipts in excess of $25,000; (vii) all loan agreements, indentures, mortgages, pledges, conditional sale or title retention agreements, security agreements, guaranties, standby letters of credit, equipment leases or lease purchase agreements in an amount equal to or exceeding $25,000 individually or $50,000 in the aggregate; and (viii) agreements, contracts or other instruments (including all amendments thereto) which, in each case, as of the date hereof, will be required to be filed by the Company with the SEC pursuant to the requirements of the Exchange Act as "material contracts" and have not been filed ((i) through (vi) collectively with all agreements, contracts and other instruments (including amendments thereto) that have been filed by the Company with the SEC, being, collectively, the "Material Contracts" of the Company and its subsidiaries). The Company has made available to Parent prior to the date hereof, true, correct and complete copies in all material respects of each such Material Contract.

         (b) Except as set forth in Section 4.10(b) of the Company Disclosure Schedule, (i) neither the Company nor any subsidiary has materially breached, is in default under, or has received written notice of any material breach of or default under, any Material Contract, (ii) to the knowledge of the Company, no other party to any of the Material Contracts has materially breached or is in default of any of its obligations thereunder, and (iii) each of the Material Contracts is in full force and effect.

         (c) Except as set forth in Section 4.10(c) of the Company Disclosure Schedule, none of the Material Contracts (i) is in conflict with or violates the certificate of incorporation or bylaws of the Company or any of its subsidiaries, (ii) to the knowledge of the Company, is in conflict with or violates any Laws, or (iii) is in material conflict with or materially violates any other Material Contract or other note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any subsidiary is a party or by which the Company or any subsidiary or any of their respective properties are bound or affected.

         (d) Except as set forth in Section 4.10(d) of the Company Disclosure Schedule, there has been no termination by a Major Customer of any customer contract since December 31, 2002.

         (e) Except as set forth in Section 4.10(e) of the Company Disclosure Schedule, no person is (i) materially renegotiating, or (ii) has requested a renegotiation of any material amount paid or payable to the Company or any of its subsidiaries under any Material Contract or any other term or provision of any Material Contract.

         (f) Neither the Company nor any of its subsidiaries has waived any of its material rights under any Material Contract.

         (g) Except as set forth in Section 4.10(g) of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries has guaranteed or otherwise agreed to cause, insure or become liable for, and has never pledged any of its assets to secure, the performance or payment of any existing material obligation or other liability of any third party.

         (h) The performance of the Material Contracts will not, to the knowledge of the Company, result in any violation of or failure to comply with any applicable law, except for such violations or noncompliance, that individually or in the aggregate, have not had and would not have a Company Material Adverse Effect.

         (i) To the knowledge of the Company, no person who is a third party to a Material Contract is in material breach or default of such Material Contract.

         (j) The Material Contracts identified in Section 4.10(a) of the Company Disclosure Schedule collectively constitute all of the Material Contracts necessary to enable the Company and its subsidiaries to conduct their respective businesses in the manner in which such businesses are currently being conducted.

         SECTION 4.11. Absence of Litigation. Except as set forth in Section
4.11 of the Company Disclosure Schedule or the Company SEC Reports, (i) there are no claims, actions, suits, proceedings or investigations pending before any court, agency or tribunal, foreign or domestic, or, to the knowledge of the Company, threatened against the Company or against any subsidiary and (ii) there is no judgment, decree, injunction, rule or order of any Governmental or Regulatory Authority outstanding against the Company or its subsidiaries. The Company has made available true and complete copies of all material filings and correspondence related to any material legal action or proceeding involving the Company or any of its subsidiaries.

         SECTION 4.12. Employee Benefit Plans; Employment Agreements.

         (a) Section 4.12(a) of the Company Disclosure Schedule lists all (i) "employee benefit plans" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), sponsored by the Company and by each member of any trade or business (whether or not incorporated) that would be treated as a single employer with the Company under Section 4001 of ERISA or Section 414(b), (c), (m) or (o) of the Code ("Company ERISA Affiliate"); (ii) employment agreements providing for compensation, severance or other benefits, including, but not limited to, any individual benefit arrangement, policy or practice with respect to any current or former employee or director of the Company or a Company ERISA Affiliate, and (iii) other employee benefit, bonus or other incentive compensation, stock option, stock purchase, stock appreciation, severance pay, lay-off or reduction in force, change in control, sick pay, vacation pay, salary continuation, retainer, leave of absence, educational assistance, service award, employee discount, fringe benefit plans, arrangements, policies or practices, whether legally binding or not, that the Company or any Company ERISA Affiliate maintains, to which any of them contributes, or for which any of them has any obligation or liability, provided, however, that the term "Company Employee Plans" shall exclude any agreements with former employees under which the Company has no remaining monetary obligations (collectively, the "Company Employee Plans").

         (b) Except as set forth in Section 4.12(b) of the Company Disclosure Schedule, neither the Company nor any Company ERISA Affiliate maintains or contributes to any plan or other arrangement (whether or not such plan or other arrangement constitutes a Company Employee Plan) that provides health benefits to an employee after the employee's termination of employment or retirement except as required under Section 4980B of the Code and Sections 601 through 608 of ERISA.

         (c) (i) The Company and its subsidiaries have materially complied with ERISA, the Code and all laws and regulations applicable to the Company Employee Plans and each Company Employee Plan has been maintained and administered in material compliance with its terms; and (ii) each Company Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code and is the subject of a favorable determination opinion, notification or advisory letter from the Internal Revenue Service (the "IRS") issued after January 1, 1989, and nothing has occurred that may reasonably be expected to adversely affect such determination. The Company and all Company ERISA Affiliates have administered each of the applicable Company Employee Plans in material compliance with the Small Business Job Protection Act of 1996 and subsequent legislation enacted through the date hereof, and Section 501 of the Code.

         (d) None of the Company Employee Plans is a defined benefit plan within the meaning of Section 3(35) of ERISA or a plan subject to the minimum funding standards set forth in Section 302 of ERISA and Section 412 of the Code, and neither the Company nor any Company ERISA Affiliate has ever sponsored, maintained or contributed to, or ever been obligated to contribute to, any such plan.

         (e) None of the Company Employee Plans is a "multiemployer plan" within the meaning of Section 3(37) of ERISA, and neither the Company nor any Company ERISA Affiliate has ever contributed to, or ever been obligated to contribute to, a multiemployer plan.

         (f) All reports, forms and other documents required to be filed with any government entity or furnished to employees, former employees or beneficiaries with respect to any Company Employee Plan (including without limitation, summary plan descriptions, Forms 5500 and summary annual reports) have been timely filed and furnished and are accurate.

         (g) With respect to the applicable Company Employee Plans, all required contributions for all periods ending prior to the Closing (including periods from the first day of the current plan year to the Closing) have been made or will have been made by the Company prior to the Closing.

         (h) All insurance premiums have been paid in full, subject only to normal retrospective adjustments in the ordinary course, with regard to the applicable Company Employees Plans for plan years ending on or before the Closing.

         (i) With respect to each Company Employee Plan:

              (i) no prohibited transactions (as defined in Sections 406 or 407 of ERISA or Section 4975 of the Code) have occurred for which a statutory exemption is not available;

              (ii) no action or claims (other than routine claims for benefits made in the ordinary course of plan administration for which plan administrative review procedures have not been exhausted) are pending, to the knowledge of the Company, threatened or imminent against or with respect to any Company Employee Plan, any employer who is participating (or who has participated) in such Company Employee Plan or any fiduciary (as defined in
Section 3(21) of ERISA), of such Company Employee Plan except such actions or claims that would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect;

              (iii) neither the Company nor any fiduciary has any knowledge of any facts that could give rise to any such action or claim;

              (iv) such Company Employee Plan provides that, subject to certain limitations, it may be amended or terminated at any time and, except for benefits protected under Section 411(d) of the Code, all benefits payable to current, terminated employees or any beneficiary may be amended or terminated by the Company at any time without liability;

              (v) Neither the Company nor any Company ERISA Affiliate has any liability or is threatened with any liability (whether joint or several) (i) for any excise tax imposed by Sections 4971, 4975, 4976, 4977 or 4979 of the Code, or (ii) to a fine under Section 502 of ERISA.

              (vi) All of the Company Employee Plans, to the extent applicable, are in material compliance with the continuation of group health coverage provisions contained in Section 4980B of the Code and Sections 601 through 608 of ERISA;

              (vii) True, correct and complete copies of all documents creating or evidencing any Company Employee Plan have been delivered or made available to Parent, and true, correct and complete copies of all reports, forms and other documents required to be filed with any governmental entity or furnished to employees, former employees or beneficiaries (including, without limitation, summary plan descriptions, Forms 5500 and summary annual reports for all plans subject to ERISA, but excluding individual account statements and tax forms) have been delivered to Parent. There are no negotiations, demands or proposals that are pending or have been made that concern matters now covered, or that would be covered, by the type of agreements required to be listed in Section 4.12(a) of the Company Disclosure Schedule.

              (viii) All expenses and liabilities relating to all of the Company Employee Plans have been, and will on the Closing be fully and properly accrued on the Company's books and records and disclosed in accordance with U.S. GAAP and in the applicable Company Employee Plan financial statements

         (j) Except as set forth in Section 4.12(j) of the Company Disclosure Schedule, every asset held under any of the Company Employee Plans may be liquidated or terminated without the imposition of any redemption fee, surrender charge, or comparable liability.

         (k) No Company Employee Plan is a self-insured employee welfare benefit plan (as defined in Section 3(1) of ERISA), including, without limitation, any such plan pursuant to which a stop-loss policy or contract applies.

         SECTION 4.13. Labor and Employment Matters.

         (a) Except as set forth in Section 4.13 of the Company Disclosure Schedule, (i) there are no controversies pending or, to the knowledge of the Company, threatened, between the Company or any of its subsidiaries and any of their respective employees; (ii) neither the Company nor any of its subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or by any of its subsidiaries nor does the Company or any of its subsidiaries know of any activities or proceedings of any labor union to organize any such employees, and (iii) neither the Company nor any of its subsidiaries has any knowledge of any strikes, slowdowns, work stoppages, lockouts, or threats thereof, by or with respect to any employees of the Company or of any of its subsidiaries.

         (b) Each of the Company and its subsidiaries is in compliance, and has not failed to be in compliance, with all applicable U.S. and non-U.S. laws, agreements and contracts relating to employment practices, terms and conditions of employment, and the employment of (i) current employees, consultants, independent contractors and "leased employees" (within the meaning of Section 414(n) of the Code) of the Company or any of its subsidiaries and (ii) employees, consultants, independent contractors and "leased employees" (within the meaning of Section 414(n) of the Code) of the Company or any of its subsidiaries who have been terminated since January 1, 2001, including all such U.S. and non-U.S. laws, agreements and contracts relating to wages, hours, collective bargaining, the payment of Social Security and other similar taxes, equal employment opportunity, employment discrimination, The Worker Adjustment and Retraining Notification Act ("WARN Act"), immigration, disability, civil rights, human rights, fair labor standards, occupational safety and health, workers' compensation, pay equity, wrongful discharge and violation of the potential rights of such (i) current employees, consultants, independent contractors and "leased employees" (within the meaning of Section 414(n) of the Code) and (ii) employees, independent contractors and "leased employees" (within the meaning of Section 414(n) of the Code) who have been terminated since January 1, 2001, and has timely prepared and filed all appropriate forms (including Immigration and Naturalization Service Form I-9) required by any relevant Governmental or Regulatory Authority, except where the failure to be or have been in compliance would not be reasonably expected, individually or in the aggregate, to have a Company Material Adverse Effect.

         (c) Except as set forth on Section 4.13(c) of the Company Disclosure Schedule, to the knowledge of the Company, no officer or key employee, or any group of key employees, currently intends to terminate their employment with the Company, nor does the Company have a present intention to terminate the employment of any of the foregoing. Except as set forth in Section 4.13(c) of the Company Disclosure Schedule, the employment of each officer and employee of the Company is terminable at the will of the Company.

         SECTION 4.14. Taxes.

         (a) The Company and each of its subsidiaries have timely filed all Tax Returns required to be filed by any of them, and all such Tax Returns are accurate and complete in all material respects. All Taxes shown as payable on such Tax Returns or on subsequent assessments with respect thereto have been paid in full on a timely basis, and no other Taxes are payable by the Company or its subsidiaries with respect to items or periods covered by such Tax Returns (whether or not shown on or reportable on such Tax Returns) or with respect to any period prior to the date of this Agreement (or an adequate reserve has been established for the payment of any such Taxes). There are no liens on any of the assets of the Company or any of its subsidiaries with respect to Taxes, other than liens for Taxes not yet due and payable.

         (b) The aggregate liability of the Company and its subsidiaries for unpaid Taxes for all periods ending on or before December 31, 2002 does not, in the aggregate, exceed the amount of the current liability accruals for Taxes (excluding reserves for deferred Taxes), reflected on the Company's audited balance sheet for the fiscal year ended December 31, 2002, and the aggregate liability of the Company and its subsidiaries for unpaid Taxes for all periods ending on or before the Effective Time shall not, in the aggregate, exceed the amount of the current liability accruals for Taxes (excluding reserves for deferred Taxes), as such accruals are reflected on the Company's audited balance sheet for the fiscal year ended December 31, 2002, as adjusted for operations and transactions in the ordinary course of business since December 31, 2002, in accordance with past custom and practice.

         (c) Neither the Company nor any of its subsidiaries has a material amount of income reportable for a taxable period ending after the Effective Time that is attributable to an activity or a transaction (other than activities or transactions entered into in the ordinary course of the business of the Company) occurring in or a change in accounting method made for a period ending on or prior to the Effective Time, including, without limitation, any adjustment pursuant to Section 481 of the Code. Neither the Company nor any of its subsidiaries is a "consenting corporation" under
Section 341(f) of the Code.

         (d) There are no outstanding agreements or waivers extending the statutory period of limitation for assessment or collection of Tax with respect to the Company or any of its subsidiaries. The Company has made available to Parent (i) correct and complete copies of all federal and state income and franchise Tax Returns and any other material Tax Returns of the Company and its subsidiaries for 1998 and thereafter and (ii) relevant portions of income tax audit reports, statements of deficiencies, closing or other agreements received by the Company or any of its subsidiaries relating to Taxes. The Tax Returns of the Company and its subsidiaries have never been audited by a government or taxing authority, nor is any such audit in process, pending or threatened (either in writing or orally, formally or informally). No outstanding or pending deficiency for any amount of Tax has been proposed, asserted or assessed by a taxing authority against the Company or any of its subsidiaries, and neither the Company nor any of its subsidiaries has received notice or expects to receive notice that it has not filed a Tax Return or paid Taxes required to be filed or paid by it.

         (e) Neither the Company nor any of its subsidiaries has ever (i) been a party to any tax sharing agreement or tax indemnity agreement or (ii) assumed the Tax liability of any other person under contract. Neither the Company nor any of its subsidiaries has ever been a member of an affiliated group filing a consolidated federal income Tax Return, other than the group of which it currently is a member (the "Company Affiliated Group"). Neither the Company nor any of its subsidiaries is liable for the Taxes of any other person as a successor or transferee, or pursuant to any provision of federal, state, local or non-U.S. law, other than Taxes of other members of the Company Affiliated Group.

         (f) Neither the Company nor any of its subsidiaries is a party to any contract, agreement, plan or arrangement that, individually or collectively, could reasonably be expected to give rise to the payment of any amount that would not be deductible pursuant to Sections 280G or 162(m) of the Code. There is no contract, agreement, plan or arrangement to which Company or any of its subsidiaries is a party or by which it is bound to compensate any individual for excise taxes paid pursuant to Section 4999 of the Code. The Company and each of its subsidiaries have withheld and paid over all Taxes required to have been withheld and paid over, and complied with all information reporting and back-up withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor, or other third party.

         (g) The Company has not been the "distributing corporation" (within the meaning of Section 355(c)(2) of the Code) with respect to a transaction described in Section 355 of the Code within the three-year period ending as of the date of this Agreement.

         (h) As used in this Agreement, (i) the term "Taxes" shall mean all taxes, however, denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof, imposed by any federal, territorial, state, local or foreign Governmental or Regulatory Authority or political subdivision of any such Governmental or Regulatory Authority, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including, but not limited to, federal income taxes and state income taxes), payroll and employee withholding taxes, unemployment insurance, social security taxes, sales and use taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, workers' compensation, Pension Benefit Guaranty Corporation premiums and other governmental charges, and other obligations of the same or of a similar nature to any of the foregoing, that the Company or its subsidiaries is required to pay, withhold or collect; and
(ii) the term "Tax Returns" shall mean all reports, estimates, declarations of estimated tax, information statements and returns relating to, or required to be filed in connection with, any Taxes, including information returns or reports with respect to back-up withholding and other payments to third parties.

         SECTION 4.15. Environmental Matters.

         (a) Each of the Company and its subsidiaries has obtained all licenses, permits, authorizations, approvals and consents from Governmental or Regulatory Authority that are required under any applicable Environmental Law in respect of its business or operations ("Environmental Permits"). Each of such Environmental Permits is in full force and effect and each of the Company and its subsidiaries is in compliance with the terms and conditions of all such Environmental Permits and with any applicable Environmental Law.

         (b) There is no Environmental Claim pending or to the knowledge of the Company threatened against the Company or any of its subsidiaries or to the knowledge of the Company, pending or threatened against any person or entity whose liability for any Environmental Claim the Company or any of its subsidiaries has or may have retained or assumed either contractually or by operation of law.

         (c) To the knowledge of the Company, there are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the release, threatened release or presence of any Hazardous Material that could form the basis of any Environmental Claim against the Company or any of its subsidiaries, or to the knowledge of the Company, against any person or entity whose liability for any Environmental Claim the Company or any of its subsidiaries has or may have retained or assumed either contractually or by operation of law.

         (d) To the knowledge of the Company, no site or facility now or previously owned, operated or leased by the Company or any of its subsidiaries is listed or proposed for listing on the National Priorities List promulgated pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and the rules and regulations thereunder ("CERCLA").

         (e) No Liens have arisen under or pursuant to any Environmental Law on any site or facility owned, operated or leased by the Company or any of its subsidiaries, other than any such Liens that would not, individually or in the aggregate, have a Company Material Adverse Effect, and no action of any Governmental or Regulatory Authority has been taken or, to the knowledge of the Company, is in process that could subject any of such properties to such Liens.

         (f) The Company has delivered or otherwise made available for inspection to the Parent true, complete and correct copies and results of any material reports, studies, analyses, tests or monitoring possessed or initiated by the Company or any of its subsidiaries pertaining to Hazardous Materials in, on, beneath or adjacent to any property currently or formerly owned, operated or leased by the Company or any of its subsidiaries, or regarding the Company's or any of its subsidiaries' compliance with applicable Environmental Laws.

         (g) As used herein: (i) "Governmental or Regulatory Authority" means any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision; (ii) "Environmental Claim" means any claim, action, cause of action, investigation or notice (written or oral) by any person or entity alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (A) the presence, or release or threatened release, of any Hazardous Materials at any location, whether or not owned or operated by the Company or any of its subsidiaries, or (B) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law; (iii) "Environmental Law" means any law or order of any Governmental or Regulatory Authority relating to the regulation or protection of human health, safety or the environment or to emissions, discharges, releases or threatened releases of Hazardous Material, pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes into the environment; and
(iv) "Hazardous Material" means (A) any petroleum or petroleum products, flammable materials, radioactive materials, friable asbestos, urea formaldehyde foam insulation and transformers or other equipment that contain dielectric fluid containing regulated levels of polychlorinated biphenyls
(PCBs); (B) any chemicals or other materials or substances that are now or hereafter become defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants" or words of similar import under any Environmental Law; and (C) any other chemical or other material or substance, exposure to which is now or hereafter prohibited, limited or regulated by any Governmental or Regulatory Authority under any Environmental Law.

         SECTION 4.16. Intellectual Property.

         (a) Section 4.16(a) of the Company Disclosure Schedule lists (i) all Registered Proprietary Assets owned by Company or any of its subsidiaries, specifying the nature of the general right, any jurisdiction that has issued a registration with respect thereto or in which an application for such a registration is pending, and any applicable registration or application number, and (ii) all licenses, sublicenses and other agreements under which the Company or any of its subsidiaries has granted an exclusive license in any Proprietary Asset owned or licensed by Company or agreed not to license, sublicense or otherwise use any Proprietary Asset owned or licensed by Company. The Company and its subsidiaries own or have the right to use, as currently used or anticipated to be used, all Company Proprietary Assets (including without limitation those Proprietary Assets listed in Section 4.16(a) of the Company Disclosure Schedule), and except as set forth on
Section 4.16(a) of the Company Disclosure Schedule, upon Closing, will continue to own or have the right to use all such Proprietary Assets as currently used, free and clear of all Liens and royalty obligations.

         (b) The Company and its subsidiaries have taken reasonable measures and precautions to protect the confidentiality of their trade secrets and other information of a confidential or proprietary nature. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, and except as set forth in Section 4.16(b) of the Company Disclosure Schedule, without limiting the generality of the foregoing, all current and former employees, agents, independent contractors and consultants of the Company and any of its subsidiaries have entered into and executed a confidentiality agreement that has industry standard protections and conditions protecting Company's trade secrets. A true and complete form of the Company's confidentiality agreement has been provided to the Parent. To the knowledge of the Company, none of its employees, agents, independent contractor or consultants who have signed the Company's confidentiality agreement is in violation of that confidentiality agreement.

         (c) Except as set forth in Section 4.16(c) of the Company Disclosure Schedule, to the knowledge of the Company, all Registered Proprietary Assets held by Company or its subsidiaries are valid, subsisting and in full force and effect.

         (d) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, and except as set forth in Section 4.16(d) of the Company Disclosure Schedule, to the knowledge of the Company, neither the Company nor its subsidiaries, nor the conduct of the business of Company or its subsidiaries, are infringing or misappropriating (including without limitation due to methods, content or processes used by the Company or its subsidiaries). Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, and except as set forth in Section 4.16(d) of the Company Disclosure Schedule, Company has not received any written notice, claim or other communication of any actual, alleged, or potential infringement or misappropriation of, any Proprietary Asset owned or used by any other person or entity within the last three (3) years. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, and except as forth in Section 4.16(d) of the Company Disclosure Schedule, to the knowledge of the Company, no other person or entity is infringing or misappropriating, and no Proprietary Asset owned or used by any other person or entity infringes or misappropriates, any Company Proprietary Assets.

         (e) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, with respect to any licenses or other agreements listed or that should have been listed under Section 4.10(a) of the Company Disclosure Schedule, there are no defaults or threatened defaults by the Company, its subsidiaries or any other party under such agreements.

         (f) Except as set forth in Section 4.16(f) of the Company Disclosure Schedule, there are no judgments, arbitration awards, decrees or orders or other proceedings pending, outstanding, threatened or concluded with respect to or affecting the Company Proprietary Assets.

         (g) Except as set forth in Section 4.16(g) of the Company Disclosure Schedule, to the knowledge of the Company, Company has not, since June 30, 2002, made any refunds, individually, in excess of $25,000 for such period, for the failure to comply with its representations or warranties as to the accuracy or timeliness of any content, services or goods.

         (h) All current and former employees, agents and consultants of the Company and its subsidiaries who have contributed to or participated in the conception or development of any aspect of a Proprietary Asset relating to the business of the Company or its subsidiaries as currently conducted, and as currently planned or contemplated to be conducted, have executed appropriate agreements with Company and its subsidiaries, in accordance with applicable federal and state law, that have accorded the Company and its subsidiaries full, effective, exclusive and original ownership of all rights in such Proprietary Assets.

         (i) In each case in which Company or its subsidiaries have acquired any Proprietary Assets from any person or entity, Company or its subsidiary (as applicable) has, to the knowledge of the Company, obtained a valid and enforceable assignment sufficient to irrevocably transfer all rights in such Proprietary Asset (including the right to seek past and future damages with respect thereto) to Company or its subsidiary (as applicable).

         (j) All necessary registration, maintenance and renewal fees in connection with each item of Registered Proprietary Assets have been paid and all necessary documents and certificates in connection with such Registered Proprietary Assets have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Registered Proprietary Assets. Except as set forth in Section 4.16(j) of the Company Disclosure Schedule, there are no actions that must be taken by Company or its subsidiaries within one hundred eighty (180) days following the date of this Agreement, including the payment of any registration, maintenance or renewal fees or the filing of any responses to office actions, documents, applications or certificates for the purposes of obtaining, maintaining, perfecting, preserving or renewing any Registered Proprietary Assets. To the maximum extent provided for by, and in accordance with, applicable laws and regulations, Company and its subsidiaries have recorded in a timely manner each such assignment of a Registered Proprietary Asset assigned to Company or its subsidiaries with the relevant governmental authority, including the United States Patent and Trademark Office (the "PTO"), the U.S. Copyright Office or their respective counterparts in any relevant foreign jurisdiction, as the case may be.

         (k) Neither this Agreement nor the Mergers will result in (i) Company or its subsidiaries granting to any third party any new material right or access to, or with respect to, any Proprietary Asset owned by, or licensed to Company or its subsidiaries; (ii) Company or its subsidiaries being bound by, or subject to, any new non-compete or other restriction on the operation or scope of its businesses, including the business of the Company and its subsidiaries as currently conducted, and as it is currently planned or contemplated to be conducted; or (iii) Company or its subsidiaries being obligated to pay any new material royalties or other amounts to any third party.

         SECTION 4.17. Compliance; Permits.

         (a) Except as set forth in Section 4.17 of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries is in conflict with, or in default or violation of (i) any Laws applicable to the Company or any of its subsidiaries or by which its or any of their respective properties is bound or affected, or (ii) any Material Contract to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or its or any of their respective properties is bound or affected, except for any conflicts, defaults or violations that (individually or in the aggregate) would not cause the Company or any of its subsidiaries to lose any material benefit or incur any material liability. No investigation or review by any governmental or regulatory body or authority is pending, or to the knowledge of the Company, threatened against the Company or its subsidiaries, nor has any governmental or regulatory body or authority indicated an intention to conduct the same, other than, in each such case, those the outcome of which could not, individually or in the aggregate, reasonably be expected to have the effect of prohibition or materially impairing any business practice of the Company or any of its subsidiaries, any acquisition of a material property by the Company or any of its subsidiaries, or the conduct of business by the Company or any of its subsidiaries.

         (b) The Company and its subsidiaries hold all permits, license, variances, exemptions, orders and approval from governmental authorities that are material to the operation of the business of the Company and its subsidiaries taken as a whole (collectively, the "Company Permits"). The Company and its subsidiaries are in compliance in all material respect with the terms of the Company Permits.

         (c) Except for the need to obtain the Company Requisite Vote and to file the Company Certificate of Merger with the Secretary of State of the State of Delaware as required by the DGCL, to the knowledge of the Company, no event or circumstance exists that would cause the Company or any of its subsidiaries to be deemed to be out of compliance with any Law or Company Permit, except where the failure to so comply has not had and would not have a Company Material Adverse Effect.

         SECTION 4.18. Antitakeover Statutes; Stockholder Rights Plan. The board of directors of the Company has approved this Agreement and the transactions contemplated hereby and neither Section 203 of the DGCL nor any other antitakeover or similar statute or regulation applies or purports to apply to the transactions contemplated hereby. Other than the Company's Rights Agreement and except as set forth in Section 4.18 of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries is a party to any "stockholder rights" plan or any similar antitakeover plan or device. Prior to the time this Agreement is executed, the board of directors of the Company has taken all action necessary, if any, to exempt under or make not subject to
Section 203 of the DGCL and to ensure no stockholder of the Company will have any rights under any Company stockholder rights agreement as a result of, (i) the execution of this Agreement, (ii) the Company Merger and (iii) the other transactions contemplated hereby.

         SECTION 4.19. Customers and Suppliers.

         (a) Section 4.19(a) of the Company Disclosure Schedule sets forth a list of each customer that accounted for revenues to the Company and its subsidiaries in the aggregate of more than one hundred thousand dollars ($100,000) during the six months ended June 30, 2003 (each a "Major Customer"), together with in each case the amount of revenues generated from each Major Customer during such period. Except as set forth in Section 4.19(a) of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries is engaged in any material dispute with any Major Customer, and no Major Customer has provided the Company with written notice of termination of such Major Customer's business relationship with the Company or any of its subsidiaries. Except as set forth in Section 4.19(a) of the Company Disclosure Schedule, to the knowledge of the Company, no Major Customer intends to materially limit or reduce its business relations with the Company or any of its subsidiaries.

         (b) Section 4.19(b) of the Company Disclosure Schedule sets forth a list of each supplier of goods or services to the Company and its subsidiaries (including the content providers) (i) who is a supplier of critical or key elements (including with respect to the Company Proprietary Assets) for the operation of the businesses of the Company and its subsidiaries or (ii) to whom the Company and its subsidiaries paid in the aggregate more than fifty thousand dollars ($50,000) during the six months ended June 30, 2003 (each a "Major Supplier"), together with in each case the amount paid to each Major Supplier during such period. Except as set forth in Section 4.19(b) of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries is engaged in any material dispute with any Major Supplier, and no Major Supplier has provided the Company with written notice of termination of such Major Supplier's business relationship with the Company or any of its subsidiaries. Except as set forth in Section 4.19(a) of the Company Disclosure Schedule, to the knowledge of the Company, no Major Supplier intends to materially limit or reduce its business relations with the Company or any of its subsidiaries.

         SECTION 4.20. Title to Property.

         (a) The Company and its subsidiaries own or lease no material real property other than as set forth in Section 4.20 of the Company Disclosure Schedule or the Company SEC Reports. Except as reflected in the Company's financial statements included in the Company SEC Reports, each of the Company and its subsidiaries has good and valid title to all of its respective owned properties and assets, free and clear of all Liens except Liens for Taxes not yet due and payable and such liens or other imperfections of title, if any, that do not materially detract from the value of or materially interfere with the present use of property affected thereby; and, to the knowledge of the Company, all leases pursuant to which the Company or any subsidiary leases from others material amounts of real or personal property are in good standing, valid and effective in accordance with their respective terms, and there is not, to the knowledge of the Company, under any of such leases, any existing material default or event of default (or event that with notice or lapse of time, or both, would constitute a material default and in respect of which the Company or any of its subsidiaries, as applicable, has not taken adequate steps to prevent such a default from occurring).

         (b) Neither the Company nor any of its subsidiaries has received notice from any Governmental or Regulatory Authority requiring material work to be done or material improvements to be made upon any property owned or leased by the Company or any of its subsidiaries.

         (c) Neither the Company nor any of its subsidiaries has received notice from any lessor of any property leased by the Company or any of its subsidiaries requiring it to make a material repair, or to pay for any material repair of, any property leased by the Company or any of its subsidiaries which material repairs remain unremedied, and if any such leased property were to be surrendered in its present condition, such leased property would be required to be accepted by the lessor in such condition under the terms of the applicable lease.

         (d) Except as set forth in Section 4.20 of the Company Disclosure Schedule, no consent is required by the lessor under any lease agreement relating to any property leased by the Company or any of its subsidiaries to the transactions contemplated by this Agreement in order for said lease to remain in full force and effect after the Closing.

         (e) All tangible assets owned or used by the Company and its subsidiaries in the operation of their respective businesses are in good operating condition and in a good state of maintenance and repair and are adequate for such businesses as currently conducted, except as would not be expected, individually or in the aggregate, to have a Company Material Adverse Effect.

SECTION 4.21.     Insurance.

         (a) Section 4.21(a) of the Company Disclosure Schedule lists all material insurance policies maintained by or on behalf of the Company or any of its subsidiaries (specifying all material terms thereof including types of coverage, coverage amounts, deductible amounts, and annual premium amounts) (the "Company Insurance Policies"). Each of the policies identified in Section 4.21(a) of the Company Disclosure Schedule is in full force and effect.

         (b) There is no pending claim under or based upon any of the policies identified in Section 4.21(a) of the Company Disclosure Schedule, and, to the knowledge of the Company, no event has occurred, and no condition or circumstances exists, that likely would (with or without notice or lapse of time) directly or indirectly give rise to or serve as a basis for any such claim, except for any such claim, event, condition or circumstances that, individually or in the aggregate, has not had and would not have a Company Material Adverse Effect.

         (c) Section 4.21(c) of the Company Disclosure Schedule lists all material claims made by the Company under the Company Insurance Policies during the three (3) years prior to the date hereof.

         (d) Except as set forth in Section 4.21 of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries has received any notice or other communication (in writing or, to the knowledge of the Company, otherwise) regarding (i) any actual or possible cancellation or invalidation of any of the policies identified in Section 4.21(a) of the Company Disclosure Schedule or regarding any actual or possible material adjustment in the amount of the premiums payable with respect to any of said policies; (ii) any actual or possible refusal of coverage under, or any actual or possible rejection of any material claim under, any of the policies identified in Section 4.21(a) of the Company Disclosure Schedule; or (iii) any written indication that the issuer of any of the policies identified in Section 4.21(a) of the Company Disclosure Schedule may be unwilling or unable to perform any of its obligations thereunder.

         SECTION 4.22. Accounts Receivable. Section 4.22 of the Company Disclosure Schedule provides an accurate and complete breakdown and aging of all accounts receivable of the Company as of June 30, 2003. All existing accounts receivable of the Company represent valid obligations of customers of the Company arising from bona fide transactions entered into in the ordinary course of business and are subject to reserves reflected in the consolidated financial statements contained in the SEC Reports or, with respect to accounts receivable arising subsequent to the date hereof, to reserves established in the ordinary course and consistent with past practice. Where known material collection problems exist, such problems have been disclosed in Section 4.22 of the Company Disclosure Schedule.

         SECTION 4.23. Restrictions on Business Activities.

         (a) Except as set forth in Section 4.23(a) of the Company Disclosure Schedule, neither the Company or any of its subsidiaries has granted material rights to develop, distribute, market or sell its products and services to any Person or is bound by any agreement that affects the exclusive right of the Company or any of its subsidiaries to develop, distribute, license, market or sell its products and services.

         (b) Except as set forth in Section 4.23(b) of the Company Disclosure Schedule, there is no agreement providing for most favored nation or similar clauses, exclusivity or restriction of competition, or any judgment, injunction, order or decree, binding upon the Company or any of its subsidiaries, that has or could be expected to have the effect of prohibiting or materially impairing the conduct of business by the Company or any of its subsidiaries, or restricting any transaction between the Company and its subsidiaries.

         SECTION 4.24. Interested Party Transactions. There are no obligations between the Company or any of its subsidiaries, on the one hand, and any of the officers or directors of the Company or any of its subsidiaries, or any stockholders holding more than 1% of the outstanding securities of the Company, or any members of their immediate families, on the other hand, other than (i) for payment of regular salary for services rendered, (ii) reimbursement for reasonable expenses incurred on behalf of the Company or its subsidiaries and (iii) for other standard employee benefits made generally available to all employees. To the Company's knowledge, or as set forth in
Section 4.24 of the Company Disclosure Schedule, no officer or director of the Company or any of its subsidiaries (or any members of their immediate families), or any stockholder affiliated with such officer or director, has any direct or indirect ownership interest in any firm or corporation (a) with which the Company or its subsidiaries is affiliated, (b) with which the Company or its subsidiaries has a business relationship or (c) that competes with the Company or its subsidiaries, other than passive investments in publicly traded companies (representing less than 1% of such company) that may compete with the Company and its subsidiaries.

         SECTION 4.25. Brokers; Fees. No broker, finder or investment banker (other than Citigroup Global Markets Inc. ("Citigroup"), is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The Company has heretofore furnished to Parent a complete and correct copy of all agreements between the Company and Citigroup pursuant to which such firm would be entitled to any payment relating to the transactions contemplated hereunder. The Company has heretofore furnished on
Section 4.25 of the Company Disclosure Schedule all fees, expenses and commissions the Company expects to incur in connection with the transactions contemplated hereunder, including all severance-related expenses.

         SECTION 4.26. Opinion of Financial Advisor. The board of directors of the Company has received the opinion of the Company's financial advisor, Citigroup, to the effect that, as of the date of this Agreement, the Company Merger Consideration is fair, from a financial point of view, to the holders of shares of Company Common Stock, a written copy of which opinion will be provided to Parent solely for informational purposes after receipt thereof by the Company.

                                  Article V.
                   REPRESENTATIONS AND WARRANTIES OF PARENT

         Parent and (with respect to Sections 5.01, 5.03 , 5.04, 5.05, and
5.07 through 5.13 as such Sections shall relate to Holdco, except that with respect to Holdco (other than in the case of the first two sentences of Section 5.03(b)) any references to the "Effective Time" or "at the Effective Time" shall be deemed to be mean "immediately prior to the Effective Time") Holdco hereby represent and warrant to the Company that, except as set forth in the written disclosure schedule previously delivered by Parent to the Company, the paragraphs of which are numbered to correspond to the Sections of this Agreement (the "Parent Disclosure Schedule"):

         SECTION 5.01. Organization and Qualification; Subsidiaries.. Parent, Holdco and each of their subsidiaries are corporations duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and have the requisite corporate power and authority and are in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such power, authority and Approvals would not, individually or in the aggregate, have a Parent Material Adverse Effect. Holdco, Parent and each of their subsidiaries are duly qualified or licensed as a foreign corporation to do business, and are in good standing, in each jurisdiction where the character of its properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not, either individually or in the aggregate, have a Parent Material Adverse Effect.

         SECTION 5.02. Certificate of Incorporation and Bylaws. Parent has heretofore furnished to the Company a complete and correct copy of the certificate of incorporation and bylaws, as amended to date, of Parent. Such certificate of incorporation and bylaws of Parent are in full force and effect. The Parent is not in violation of any of the provisions of its certificate of incorporation or bylaws.

         SECTION 5.03. Capitalization.

         (a) The authorized capital stock of Parent consists of (i) 30,000,000 shares of Parent Common Stock and (ii) 5,000,000 shares of Preferred Stock, $0.01 par value ("Parent Preferred Stock"). As of March 31, 2003, (1) 17,222,722 shares of Parent Common Stock were issued and outstanding, all of which are validly issued fully paid and nonassessable, and issued in compliance with applicable securities laws, (2) no shares of Parent Preferred Stock were issued and outstanding (3) no shares of capital stock were held in its treasury, and (4) 5,451,204 shares of Parent Common Stock were reserved for issuance pursuant to outstanding options under Parent's Stock Option Plans. No shares of Parent Common Stock have been issued between March 31, 2003 and the date hereof, except for shares issued upon exercise of options outstanding under Parent's Stock Option Plans. Except for Parent Stock Options, Parent Purchase Rights and as set forth in Section 5.03(a) of the Parent Disclosure Schedule and as described in the Parent SEC Reports, there are no options, warrants, convertible securities, subscriptions, stock appreciation rights, phantom stock plans, stock equivalents or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued common stock of Parent or any of its subsidiaries or obligating Parent or any of its subsidiaries to issue or sell any shares of common stock of, or options, warrants, convertible securities, subscriptions, or other equity interests in, Parent or any of its subsidiaries. All shares of Parent Common Stock subject to the issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be duly authorized, validly issued, fully paid and nonassessable. There are no obligations, contingent or otherwise, of Parent or any of its subsidiaries to repurchase, redeem or otherwise acquire any shares of Parent Common Stock or the common stock of any subsidiary. Except as set forth in Section 5.03(a) of the Parent Disclosure Schedule or as will not have a Parent Material Adverse Effect, all of the outstanding shares of common stock (or other equity interests) of each of Parent's subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and issued in compliance with applicable securities laws and all such shares are owned by Parent or another subsidiary free and clear of all Liens, other than Liens for Taxes not yet due and payable. Parent is the owner of all outstanding shares of capital stock of each of its subsidiaries and all such shares are duly authorized, validly issued, fully paid and nonassessable, and were issued in compliance in all material respects with applicable securities laws. Except as set forth in Section 5.03(a) of the Parent Disclosure Schedule, Parent has not granted or agreed to grant any registration rights for any shares of the capital stock of, or options, warrants, convertible securities or other equity interest in Parent. Except as disclosed in the Parent SEC Reports, Parent does not directly or indirectly own any equity or similar interest in, or any interest convertible or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity, excluding securities in any publicly traded company held for investment by Parent or any of its subsidiaries in accordance with and pursuant to Parent's formal investment policy and comprising less than 5% of the outstanding stock of such company.

         (b) At the Effective Time, the authorized capital stock of Holdco will consist of (i) 50,000,000 shares of Holdco Common Stock and (ii) 5,000,000 shares of Preferred Stock, $0.01 par value ("Holdco Preferred Stock"). At the Effective Time, (1) the shares of Holdco Common Stock that will be issued and outstanding (including the shares of Holdco Common Stock to be issued pursuant to the Parent Merger and Company Merger, to the extent issued) will be validly issued, fully paid and nonassessable, and issued in compliance with applicable securities laws, (2) no shares of Holdco Preferred Stock will be issued and outstanding, and (3) no shares of capital stock will be held in its treasury. No shares of Holdco Common Stock will be issued between the date hereof and the Closing Date. At the Effective Time, except pursuant to the provisions of Articles I and II of this Agreement, and as set forth in Section 5.03(b) of the Parent Disclosure Schedule, there will be no options, warrants, convertible securities, subscriptions, stock appreciation rights, phantom stock plans, stock equivalents or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued common stock of Holdco or any of its subsidiaries or obligating Holdco or any of its subsidiaries to issue or sell any shares of common stock of, or options, warrants, convertible securities, subscriptions, or other equity interests in, Holdco or any of its subsidiaries. All shares of Holdco Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be duly authorized, validly issued, fully paid and nonassessable. There will be no obligations, contingent or otherwise, of Holdco or any of its subsidiaries to repurchase, redeem or otherwise acquire any Holdco Common Shares or the common stock of any subsidiary. Except as set forth in Section 5.03(b) of the Parent Disclosure Schedule, all of the outstanding shares of common stock (or other equity interests) of each of Holdco's subsidiaries will be duly authorized, validly issued, fully paid and nonassessable, and issued in compliance with applicable securities laws and all such shares will be owned by Holdco or another subsidiary free and clear of all Liens, other than Liens for Taxes not yet due and payable. Holdco will be the owner of all outstanding shares of capital stock of each of its subsidiaries and all such shares will be duly authorized, validly issued, fully paid and nonassessable, and will be issued in compliance in all material respects with applicable securities laws. At the Effective Time, except as set forth in Section 5.03(b) of the Parent Disclosure Schedule, Holdco will not have granted or agreed to grant any registration rights for any shares of the capital stock of, or options, warrants, convertible securities or other equity interest in Holdco or any of its subsidiaries. At the Effective Time, Holdco will not directly or indirectly own any equity or similar interest in, or any interest convertible or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity, excluding the Parent Merger Sub, the Company Merger Sub, and securities in any publicly traded company to be held for investment by Holdco or any of its subsidiaries in accordance with and pursuant to Holdco's formal investment policy and comprising less than 5% of the outstanding stock of such company.

         (c) Holdco, Parent Merger Sub, and Company Merger Sub were formed solely for the purpose of engaging in the transactions contemplated by this Agreement, have engaged in no other business activities and have conducted their operations only as contemplated in this Agreement. Except for obligations or liabilities incurred by Holdco, Parent Merger Sub, and Company Merger Sub in connection with their incorporation or organization, this Agreement and any other agreements, arrangements or transactions contemplated by this Agreement, neither of Holdco, Parent Merger Sub, or Company Merger Sub have incurred, directly or indirectly, through any subsidiary or affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any person.

         SECTION 5.04. Authority Relative to this Agreement. The Parent and Holdco each has all necessary corporate power and authority to execute and deliver this Agreement and subject to obtaining any necessary stockholder approval of this Agreement and the Parent Merger, to perform its respective obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Holdco and the consummation by Parent and Holdco of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Parent and Holdco, and no other corporate proceedings on the part of Parent and Holdco are necessary to authorize this Agreement or to consummate the transactions so contemplated (other than the approval and adoption of the Parent Merger by a majority of the holders of the outstanding shares of Parent Common Stock entitled to vote in accordance with the DGCL and Parent's certificate of incorporation and bylaws and the approval of the issuance of the shares of Holdco Common Stock in the Company Merger (the "Parent Requisite Vote") and the filing of the Parent Certificate of Merger with the Secretary of State of Delaware as required by the DGCL). This Agreement has been duly and validly executed and delivered by Parent, Holdco, Parent Merger Sub and Company Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid, and binding obligation of Parent, Holdco, Parent Merger Sub and Company Merger Sub, enforceable against each in accordance with its terms. The board of directors of Parent has determined (i) that it is advisable, consistent with and in furtherance of the long-term business strategy of the Parent, and fair to, and in the best interest of the Parent and Parent's stockholders, for the Company to enter into a strategic business combination with the Company upon the terms and subject to the conditions of this Agreement, (ii) to approve and adopt this Agreement, the Parent Merger, the issuance of the shares of Holdco Common Stock in the Company Merger and the transactions contemplated hereby and (iii) to recommend that the Parent's stockholders approve and adopt this Agreement, the Parent Merger, and the transactions contemplated hereby and such resolutions of the board of directors shall be in effect as of the Effective Time. As of the date hereof, the only vote of holders of any class or series of stock of Parent or Holdco necessary to approve this Agreement (with respect to Parent's obligations), the Parent Merger, the issuance of the shares of Holdco Common Stock in the Company Merger and the other transaction contemplated by this Agreement is the vote of CBS and Pearson pursuant to the Parent Voting Agreement.

         SECTION 5.05. No Violation. Except for the need to obtain the Parent Requisite Vote and to file the Parent Certificate of Merger with the Secretary of State of the State of Delaware as required by the DGCL, or as set forth in
Section 5.05(a) of the Parent Disclosure Schedule, the execution, delivery and the performance of this Agreement and the consummation of the transactions contemplated by this Agreement by Parent and Holdco will not, (i) conflict with or violate the certificate of incorporation or bylaws of Parent or Holdco, (ii) conflict with or violate any Laws applicable to the Parent or Holdco or any subsidiary or by which any of their respective properties are bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair the Parent's, Holdco's or any of their subsidiary's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, any contract, or result in the creation of a Lien on any of the properties or assets of the Parent, Holdco or any of their subsidiaries pursuant to, any material contract filed as an exhibit or required to be filed as an exhibit to the Parent SEC Reports or other note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent, Holdco or any of their subsidiaries is a party or by which Parent, Holdco or any their subsidiaries or any of their respective properties are bound or affected, except in the case of clauses (ii) and (iii) for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, have a Parent Material Adverse Effect.

         SECTION 5.06. SEC Filings; Financial Statements.

         (a) Parent has filed all forms, reports, exhibits and other documents required to be filed with the SEC since January 15, 1999 and has made available to the Company, in the form filed with the SEC, (i) its Quarterly Report on Form 10-Q for the period ended March 31, 2003 and its Annual Report on Form 10-K for the fiscal year ended December 31, 2002, (ii) all proxy statements relating to Parent's meetings of stockholders (whether annual or special) held since January 15, 1999, (iii) all other reports or registration statements (other than reports on Form 3, 4 or 5 filed on behalf of affiliates of the Parent) filed by Parent with the SEC since January 15, 1999, and (iv) all amendments and supplements to all such reports and registration statements filed by Parent with the SEC (collectively, the "Parent SEC Reports"). The Parent SEC Reports (i) were prepared in accordance with the requirements of the Federal Securities Laws, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of Parent's subsidiaries is required to file any forms, reports or other documents with the SEC.

         (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Parent SEC Reports has been prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and each fairly presented, in all material respects, the consolidated financial position of Parent and its subsidiaries as of the respective dates thereof and the consolidated results of its operations and cash flows and stockholder equity for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments that were not or are not expected to be material in amount and the absence of footnotes.

         (c) Parent has heretofore furnished to the Company a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to the Parent SEC Reports or agreements, documents or other instruments that previously had been filed by Parent with the SEC pursuant to the Securities Act or the Exchange Act.

         (d) Since the adoption of the New Act, Parent has complied in all material respects with the laws, rules and regulation under the New Act.

         SECTION 5.07. Absence of Certain Changes or Events. Except as set forth in Section 5.07 of the Parent Disclosure Schedule or the Parent SEC Reports, since December 31, 2002, each of Parent and Holdco has conducted its business in the ordinary course and there has not occurred: (i) any Parent Material Adverse Effect; (ii) any amendments or changes in the certificate of incorporation or bylaws of Parent or Holdco (other than amendments to increase the authorized common stock of Parent); (iii) any damage to, destruction or loss of any asset of Parent or Holdco, (whether or not covered by insurance) that has had or is reasonably likely to have a Parent Material Adverse Effect;
(iv) any change by Parent or Holdco in its accounting methods, principles or practices; (v) any revaluation of any of Parent's, Holdco's or any subsidiary's assets, including, without limitation, writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business; (vi) any sale, pledge, disposition of or encumbrance upon a material amount of property of Parent, Holdco or of any subsidiary, except in the ordinary course of business and consistent with past practice; or (vii) any declaration, issuance or payment of any dividend or other distribution (whether in cash, stock or property or any thereof), other than inter-company dividends or distributions among Parent and any of its wholly-owned direct and indirect subsidiaries.

         SECTION 5.08. No Undisclosed Liabilities. Except as is set forth in the Parent SEC Reports, none of Parent, Holdco or any of their subsidiaries has any liabilities (absolute, accrued, contingent or otherwise) that are, in the aggregate, material to the business, operations or financial condition of the Parent, Holdco and their subsidiaries taken as a whole, except liabilities
(a) adequately provided for in the Parent's audited balance sheet (including any related notes thereto) as of December 31, 2002 or in the unaudited balance sheet (including any related notes thereto) for the fiscal quarter ended March 31, 2003, or (b) incurred since December 31, 2002 in the ordinary course of business and consistent with past practice, or (d) incurred in connection with this Agreement or the transactions contemplated thereby.

         SECTION 5.09. Absence of Litigation. Except as set forth in the Parent SEC Reports, (i) there are no claims, actions, suits, proceedings or investigations pending before any court, agency or tribunal, foreign or domestic, or to the knowledge of the Parent, threatened against Parent, Holdco or against any of their subsidiaries and (ii) there is no judgment, decree, injunction, rule or order of any Governmental or Regulatory Authority outstanding against Parent, Holdco or any of their subsidiaries.

         SECTION 5.10. Title to Property. Parent, Holdco and their subsidiaries own or lease no material real property other than as set forth in
Section 5.10 of the Parent Disclosure Schedule or the Parent SEC Reports. Except as reflected in Parent's financial statements included in the Parent SEC Reports, each of Parent, Holdco and their subsidiaries has good and valid title to all of their respective properties and assets, free and clear of all Liens except Liens for taxes not yet due and payable and such liens or other imperfections of title, if any, that do not materially detract from the value or of materially interfere with the present use of the property affected thereby; and, to the knowledge of Parent, all leases pursuant to which Parent, Holdco or any subsidiary leases from others material amounts of real or personal property are in good standing, valid and effective in accordance with their respective terms, and there is not, to the knowledge of Parent under any of such leases, any existing material default or event of default (or event that with notice or lapse of time, or both, would constitute a material default and in respect of which Parent, Holdco or any of their subsidiaries, as applicable, has not taken adequate steps to prevent such a default from occurring).

         SECTION 5.11. Taxes. Parent and its subsidiaries have filed all Tax Returns required to be filed by them, and have duly paid or made adequate provision on their financial statements for the payment of all Taxes that have been incurred or are due and payable.

         SECTION 5.12. Broker; Fees. No broker, finder or investment banker (other than UBS Securities LLC (formerly UBS Warburg LLC) ("UBSW") is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Holdco. Parent and Holdco have heretofore furnished to the Company a complete and correct copy of all agreements between Parent or Holdco and UBSW pursuant to which such firm would be entitled to any payment relating to the transaction contemplated hereunder.

         SECTION 5.13. Interested Party Transactions. There are no obligations between the Parent, Holdco or any of their subsidiaries, on the one hand, and any of the officers or directors of Parent, Holdco or any of their subsidiaries, or any stockholders holding more than 1% of the outstanding securities of the Parent or Holdco, or any members of their immediate families, on the other hand, other than (i) for payment of regular salary for services rendered, (ii) reimbursement for reasonable expenses incurred on behalf of the Parent, Holdco or their subsidiaries and (iii) for other standard employee benefits made generally available to all employees. To Parent's and Holdco's knowledge, or as set forth in Section 5.13 of the Parent Disclosure Schedule, no officer or director of the Parent, Holdco or any of their subsidiaries (or any members of their immediate families), or any stockholder affiliated with such officer or director, has any direct or indirect ownership interest in any firm or corporation (a) with which the Parent, Holdco or any of their subsidiaries is affiliated, (b) with which the Parent, Holdco or any of their subsidiaries has a business relationship or (c) that competes with the Parent, Holdco or their subsidiaries, other than passive investments in publicly traded companies (representing less than 1% of such company) that may compete with the Parent, Holdco and their subsidiaries.

         SECTION 5.14. Opinion of Financial Advisor. The board of directors of Parent has received the opinion of its financial advisor, UBSW, that as of the date of this Agreement, the consideration to be paid to the Company's stockholders is fair from a financial point of view to Parent. Parent will deliver to the Company a written copy of such opinion solely for informational purposes after receipt thereof by Parent.

                                 Article VI.
                    CONDUCT OF BUSINESS PENDING THE MERGERS

         SECTION 6.01. Conduct of Business by the Company Pending the Mergers. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, the Company covenants and agrees that, unless Parent shall otherwise agree in writing or as required or permitted under this Agreement, the Company shall conduct its business and shall cause the business of its subsidiaries to be conducted only in, and the Company and its subsidiaries shall not take any action, except in the ordinary course of business and in a manner consistent with past practice; and the Company shall use all commercially reasonable efforts to preserve substantially intact the business organization of the Company and its subsidiaries, to keep available the services of the present officers, employees and consultants of the Company and its subsidiaries and to preserve the present relationships of the Company and its subsidiaries with customers, suppliers and other persons with which the Company or any subsidiary has significant business relations. By way of amplification and not limitation, except as contemplated by this Agreement and except for transfers of cash among the Company and its wholly-owned subsidiaries pursuant to the Company's ordinary cash management policies as disclosed in Section 6.01 of the Company Disclosure Schedule, neither the Company nor any subsidiary shall, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, directly or indirectly do, or propose to do, any of the following without the prior written consent of Parent:

         (a) amend or otherwise change the Company's certificate of incorporation or bylaws;

         (b) issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of Company capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of Company capital stock, or any other ownership interest (including, without limitation, any phantom interest) of the Company, any subsidiary or any of its affiliates, except for the issuance of shares of Company Common Stock issuable to participants in the Company's Employee Stock Purchase Plan or upon the exercise of outstanding Company Stock Options or Company Stock Warrants; or

         (c) sell, pledge, lease or otherwise dispose of or encumber any assets or inventory of the Company or of any subsidiary (except for (i) sales of assets or inventory in the ordinary course of business and in a manner consistent with past practice, (ii) dispositions of obsolete or worthless assets, and (iii) pledges of assets pursuant to existing agreements), or take any action that would reasonably be expected to result in any damage to, destruction or loss of any material asset of the Company (whether or not covered by insurance);

         (d) except as is contemplated by this Agreement, or the applicable award agreement or Employee Plan, accelerate, amend or change the period (or permit any acceleration, amendment or change) of exercisability of options or restricted stock granted under the Employee Plans (including the Company Stock Option Plans) or authorize cash payments in exchange for any options granted under any of such plans;

         (e) (i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its common stock, except that a subsidiary may declare and pay a dividend to the Company, (ii) split, combine or reclassify any of its common stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its common stock, (iii) amend the terms of, repurchase (including without limitation through its currently existing stock buy-back programs), redeem or otherwise acquire, or permit any subsidiary to repurchase, redeem or otherwise acquire, any of its securities or any securities of a subsidiary, or propose to do any of the foregoing;

         (f) (i) acquire (by merger, consolidation, or acquisition of stock or assets) any company, corporation, partnership or other business organization or division thereof, or enter into or amend any contract, agreement, commitment or arrangement to effect any such acquisition, except with respect to those transactions as set forth in Section 6.01(f) of the Company Disclosure Schedule, (ii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee (other than guarantees of bank debt of a subsidiary entered into in the ordinary course of business) or endorse or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans or advances, except in each case in the ordinary course of business consistent with past practice (including pursuant to existing credit lines and lease facilities); (iii) except in the ordinary course of business or otherwise provided or permitted by this Agreement, to enter into or amend any material agreement or contract that provides for the sale, license, or purchase by the Company or any of its subsidiaries of assets, including without limitation any licensing or technology transfer agreement; (iv) have or make any capital expenditures or commitment for the purchase of fixed assets in excess of $410,000 in the aggregate in the third quarter of 2003 and amounts to purchase assets under capital leases under existing contracts on the date hereof, in accordance with their terms, in the fourth quarter of 2004, without the consent of Parent, which consent shall not be unreasonably withheld; or (v) enter into or amend any contract, agreement, commitment or arrangement to effect any of the matters prohibited by this
Section 6.01(f);

         (g) except as set forth in Section 6.01(g) of the Company Disclosure Schedule or as required by Law, increase the compensation payable or to become payable to its officers or employees, except for increases in salary or wages of employees of the Company or of any subsidiary who are not vice-president level or higher level employees of the Company in the ordinary course of business and in accordance with past practices, or grant any bonus, severance or termination pay to, or enter into any employment or severance agreement with any director, officer (except for officers who are terminated on an involuntary basis and payments relating thereto made pursuant to written agreements outstanding on the date hereof as set forth on the Company Disclosure Schedule) or other employee of the Company or of any subsidiary, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees, except, in each case, as may be required by Law or as contemplated by this Agreement;

         (h) take any action to change accounting policies or procedures (including, without limitation, procedures with respect to revenue recognition, payments of accounts payable and collection of accounts receivable), except as required by concurrent changes in GAAP or Federal Securities Law applicable to companies generally;

         (i) make any material Tax election inconsistent with past practices or settle or compromise any material federal, state, local or foreign Tax liability or agree to an extension of a statute of limitations;

         (j) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities reflected or reserved against in the financial statements of the Company or incurred since the date of such financial statements;

         (k) waive the benefits of, agree to modify in any manner, terminate, release any person from or fail to enforce any confidentiality or similar agreement to which Company or any of its subsidiaries is a party or of which Company or any of its subsidiaries is a beneficiary;

         (l) engage in any action or enter into any transaction or authorize any action to be taken or transaction to be entered into that could reasonably be expected to delay the consummation of, or otherwise adversely affect, any of the transactions contemplated by this Agreement, including the taking of any action that would prevent the Mergers, taken together from qualifying as an exchange described under Section 351 of the Code;

         (m) undertake any revaluation of any of the Company's or any subsidiary's assets, including, without limitation, writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business and consistent with past practice, or in accordance with GAAP consistently applied;

         (n) adopt a plan of complete or partial liquidation or dissolution of Parent or any of its material subsidiaries;

         (o) except for the existing Company Rights Agreement, adopt any similar antitakeover plan or device, or enter into any other arrangement that has an antitakeover effect, or that otherwise would limit the ability of Holdco to consummate the Company Merger, or any of the other transactions contemplated hereby;

         (p) amend the Company Rights Agreement in any manner that would permit any person other than Parent or its affiliates, including Holdco to acquire more than 15% of the Company Commons, or redeem the Company Rights;

         (q) except as reflected on the balance sheet dated June 30, 2003 and covered by an adequate reserve therefor, make any sale or acceleration of accounts receivable or any accrual of liabilities not in the ordinary course or write off any notes or accounts receivable or portions thereof as uncollectible other than in the ordinary course or as required by GAAP;

         (r) discharge any lien or pay any obligation or liability (whether absolute, accrued, contingent or otherwise) other than current liabilities shown on the balance sheet dated June 30, 2003, and current liabilities incurred thereafter or liabilities incurred in the ordinary course and not required under GAAP to be reflected on such balance sheet;

         (s) make any gifts or sell, transfer or exchange any property for less than the fair value thereof;

         (t) make any cash expenditure other than (i) in the ordinary course of business, (ii) in connection with the implementation of the transactions contemplated by this Agreement, including payment of transaction expenses,
(iii) in connection with payments for director and officer insurance policies or (iv) in connection with the settlement of claims in the ordinary course of business as permitted in Section 6.01(j); or

         (u) take, or agree in writing or otherwise to take, any of the actions described in Sections 6.01(a) through (t) above, or any action that would make any of the representations or warranties of the Company contained in this Agreement untrue or incorrect or prevent the Company from performing or cause the Company not to perform its covenants hereunder.

         SECTION 6.02. Conduct of Business by the Parent or Holdco Pending the Mergers. Except as contemplated by this Agreement, during the period from the date hereof to the Effective Time or earlier termination of this Agreement, neither Parent not any of its subsidiaries nor Holdco, without the prior written consent of the Company (which consent will not be unreasonably withheld), shall:

         (a) amend or otherwise change its certificate of incorporation or bylaws (other than as provided for in Section 1.01);

         (b) engage in any action or enter into any transaction or permit any action to be taken or transaction to be entered into that could reasonably be expected to delay the consummation of, or otherwise adversely affect, any of the transactions contemplated by this Agreement, including the taking of any action that would prevent the Mergers, taken together from qualifying as an exchange described under Section 351 of the Code;

         (c) (i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its common stock, except that a subsidiary may declare and pay a dividend to the Company, (ii) split, combine or reclassify any of its common stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its common stock, (iii) amend the terms of, repurchase, redeem or otherwise acquire, or permit any subsidiary to repurchase, redeem or otherwise acquire, any of its securities or any securities of a subsidiary, or propose to do any of the foregoing;

         (d) adopt a plan of complete or partial liquidation or dissolution of Parent or any of its material subsidiaries; or

         (e) take, or agree in writing or otherwise to take, any of the actions described in Sections 6.02(a) through (d) above, or any action that would make any of the representations or warranties of the Parent contained in this Agreement untrue or incorrect or prevent the Parent from performing or cause the Parent not to perform its covenants hereunder.

         SECTION 6.03. Competing Transactions.

         (a) The Company shall not, and shall not permit or authorize the Company's subsidiaries, its and their officers, directors, employees, controlled affiliates, agents or other representatives (including without limitation any investment banker, financial advisor, attorney or accountant retained by it or any of its subsidiaries), directly or indirectly, to initiate, solicit or knowingly encourage (including by way of furnishing nonpublic information or assistance), or take any other action to facilitate, any inquiries or the making of any proposal relating to, or that may reasonably be expected to lead to, any Alternative Transaction, or enter into discussions (except as to the existence of these provisions) or negotiate with any person or entity in furtherance of such inquiries or to obtain an Alternative Transaction, or agree to, or endorse, any Alternative Transaction and the Company shall notify (within 24 hours after the Company attains knowledge thereof) Parent of all relevant terms of any such inquiries or proposals received by the Company or by any subsidiary or by any such officer, director, employee, agent, investment banker, financial advisor, attorney, accountant or other representative relating to any of such matters and if such inquiry or proposal is in writing, the Company shall deliver or cause to be delivered (within 24 hours of receipt) to Parent a copy of such inquiry or proposal and update Parent (within 24 hours of receipt) as to any material changes (and provide Parent with copies of same if in writing) with respect to such inquiry or proposal, it being understood that Parent shall hold any such inquiry or proposal or term confidential pursuant to the terms of the Confidentiality Agreement; provided, however, that nothing contained in this subsection (a) shall prohibit the board of directors of the Company, any of its subsidiaries, and each of their officers, directors, employees, affiliates, agents or other representatives (including without limitation any investment banker, financial advisor, attorney or accountant retained by it or any of its subsidiaries) from (i) furnishing information to, entering into a confidentiality agreement with, or entering into discussions or negotiations with, any persons or entity in connection with an unsolicited bona fide proposal in writing by such person or entity relating to an Alternative Transaction if, and only to the extent that (A) the board of directors of the Company determines in good faith, after consultation with and taking into account advice of its outside legal counsel, that such action is necessary to comply with its fiduciary duties under Delaware law, (B) such action is in response to an unsolicited bona fide written proposal made by a third party relating to an Alternative Transaction on terms that the Company's board of directors believes, after consultation with and taking into account advice from the Company's financial advisor and outside legal counsel to be more favorable to the Company's stockholders than the Company Merger or may reasonably be expected to result in an Alternative Transaction on terms that the Company's board of directors believes taking into account advice from the Company's financial advisor and outside legal counsel would be more favorable to the Company's stockholders than the Company Merger, and in each case (I) any amount of financing, to the extent required, is (in the good faith judgment of the Company's board of directors, after consultation with the Company's financial advisors and outside legal counsel) then reasonably certain of being obtained on a timely basis, (II) there is no condition to closing such Alternative Transaction relating to the performance or completion of due diligence (it being understood that customary closing conditions relating to the accuracy of representations and warranties shall not be deemed to be such a condition) with respect to the Company by such third party, and
(III) such Alternative Transaction is for more than 50% of the voting power of the voting securities of the Company then outstanding or all or substantially all of the assets of the Company and its subsidiaries, taken as a whole (a "Superior Proposal"), and (C) prior to furnishing such information to, or entering into discussions or negotiations with, such person or entity the Company (x) provides written notice to Parent to the effect that it is furnishing information to, or entering into discussions or negotiations with, such person or entity, and (y) the Company receives from such person or entity an executed confidentiality agreement with terms no less restrictive than those contained in the Confidentiality Agreement; (ii) complying with Rule 14e-2 promulgated under the Exchange Act or from making any legally required disclosure to stockholders with regard to an Alternative Transaction; provided, however, that neither Company nor its Board of Directors nor any committee thereof shall, except in the event that such Alternative Transaction constitutes a Superior Proposal, withdraw, qualify, or modify, or propose to withdraw, qualify or modify, its position with respect to the Company Merger or this Agreement or approve or recommend, or propose to approve or recommend an Alternative Transaction; or (iii) in the event of a Superior Proposal, to enter into an agreement or understanding with respect to the Superior Proposal; provided, however, that if Parent proposes to amend this Agreement after receipt of a notice described under Section 6.03(c) below, the board of directors of the Company shall consider such proposed amendments and shall not enter into any agreement regarding such Alternative Transaction unless it has provided the Parent with written notice, at least twenty-four (24) hours in advance of entering into such agreement, which notice shall indicate that the board of directors has reconfirmed its view that such Alternative Transaction remains a Superior Proposal.

         (b) The Company shall immediately cease and cause to be terminated any existing discussions or negotiations with any parties (other than Parent) conducted heretofore with respect to any Alternative Transaction. The Company agrees not to release any third party from any confidentiality or standstill agreement to which the Company is a party.

         (c) In addition to the foregoing, the Company shall (i) provide Parent with at least forty-eight (48) hours prior written notice (or such lesser prior written notice as provided to the members of the Company's board of directors but in no event less than eight (8) hours) of any meeting of the Company's board of directors at which the Company's board of directors is reasonably expected to consider a Superior Proposal and (ii) provide Parent with at least five (5) business days prior written notice (or such lesser prior notice as provided to the members of the Company's board of directors but in no event less than forty-eight (48) hours) of any meeting of the Company's board of directors at which the Company's board of directors is reasonably expected to recommend a Superior Proposal to its stockholders.

         (d) In addition to the obligations of the Company set forth in this
Section 6.03, the Company shall advise Parent (within 48 hours of receipt) orally and in writing of any request received by the Company for nonpublic information which the Company reasonably believes would lead to an Alternative Transaction or of any Alternative Transaction, or any inquiry received by the Company with respect to or that the Company reasonably should believe would lead to any Alternative Transaction or inquiry, and the identity of the person or group making any such request, Alternative Transaction or inquiry. The Company will update Parent (within 24 hours thereof) as to any material changes with respect to such request, Alternative Transaction or inquiry.

         (e) The Company shall use commercially reasonable efforts to ensure that the officers, directors and employees of the Company and of each subsidiary and any investment banker or other advisor or representative retained by the Company are aware of the restrictions described in this Section.

                                 Article VII.
                             ADDITIONAL AGREEMENTS

         SECTION 7.01. Registration Statement; Joint Proxy Statement.

         (a) As promptly as reasonably practicable after the execution of this Agreement, (i) Parent and the Company shall prepare and each file with the SEC proxy materials that shall constitute the joint proxy statement (together with any amendments thereof or supplements thereto, (the "Proxy Statement")) relating to the meeting of the Company's stockholders (the "Company Stockholders' Meeting") and the meeting of Parent's stockholders (the "Parent Stockholders' Meeting" and, together with the Company Stockholders' Meeting, the "Stockholders' Meetings") to be held to consider adoption of this Agreement and approval of the Mergers (including, in the case of the Parent Stockholders Meeting, the issuance of the shares of Holdco Common Stock in the Company Merger), and (ii) Holdco shall prepare and file with the SEC a registration statement on Form S-4 (together with all amendments thereto, the "Registration Statement") in which the Proxy Statement shall be included as a prospectus, in connection with the registration under the Securities Act of shares of Holdco common Stock to be issued to the stockholders of the Company and the Parent pursuant to the Mergers. Each of Parent and the Company shall use commercially reasonable efforts to cause the Registration Statement to become effective as promptly as practicable, and to keep the Registration Statement effective as long as is necessary to consummate the Mergers and the transactions contemplated hereby. The Company shall furnish all information concerning the Company as Parent may reasonably request in connection with such actions and the preparation of the Registration Statement. As promptly as practicable after the Registration Statement shall have become effective, the Company shall mail the Proxy Statement to its stockholders and Parent shall mail the Proxy Statement to its stockholders. The Proxy Statement and all other proxy materials shall be subject to the review and reasonable approval of Parent and the Company.

         (b) Subject to the obligations of Parent and the Company under applicable Law, no amendment or supplement to the Proxy Statement or the Registration Statement will be made by Parent or the Company without the approval of Parent and the Company. Holdco and Parent will advise the Company promptly after receipt of notice thereof, of the time at which the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of the qualification of the shares of Holdco Common Stock issuable in connection with the Mergers for offering or sale in any jurisdiction, or of any request by the SEC for amendment of the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information and each of Parent and the Company, as applicable, will advise the other, promptly after it receives notice thereof, of any request by the SEC for amendment of the Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information.

         (c) The information supplied by Parent for inclusion in the Registration Statement and the Proxy Statement (if applicable) shall not, at
(i) the time the Registration Statement is declared effective, (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of the Company or the stockholders of Parent, (iii) the time of each of the Stockholders' Meetings, and (iv) the Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to Parent or any of its Subsidiaries, or their respective officers or directors, that should be set forth in an amendment or a supplement to the Registration Statement or Proxy Statement is discovered by Parent, Parent shall promptly inform the Company thereof. All documents that Parent is responsible for filing with the SEC in connection with the Mergers or the other transactions contemplated by this Agreement will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

         (d) The information supplied by the Company for inclusion in the Registration Statement and the Proxy Statement shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of the Company or the stockholders of Parent, (iii) the time of each of the Stockholders' Meetings and (iv) the Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to the Company or any of its subsidiaries, or their respective officers or directors, that should be set forth in an amendment or a supplement to the Registration Statement or Proxy Statement is discovered by the Company, the Company shall promptly inform Parent. All documents that the Company is responsible for filing with the SEC in connection with the Mergers or the other transactions contemplated by this Agreement will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

         SECTION 7.02. Stockholders' Meetings; Board Recommendations.

         (a) The Company, acting through its Board of Directors, shall, subject to and according to applicable law and its certificate of incorporation and bylaws, promptly and duly call, give notice of, convene and hold as soon as practicable to ensure obtaining requisite stockholder approval following the date on which the Registration Statement becomes effective, the Company Stockholders' Meeting for the purpose of voting to approve and adopt this Agreement and the Company Merger (the "Company Voting Proposal"). The board of directors of the Company shall, subject to the fiduciary duties of the board of directors of the Company under applicable Law, (i) recommend approval and adoption of the Company Voting Proposal by the stockholders of the Company and include in the Proxy Statement such recommendation and (ii) take all reasonable and lawful action to solicit and obtain such approval and take all other action necessary or advisable to secure the vote or consent of the Company stockholders required by Delaware Law or applicable Nasdaq National Market requirements to obtain such approval; provided, however, that the board of directors of the Company may withdraw such recommendation (and be relieved of its duty to solicit approval of Company's stockholders but only after the Company terminates this Agreement in accordance with Section 9.01(g)), if (but only if) (i) the board of directors of the Company has received a Superior Proposal and (ii) such board of directors after consultation with and taking into account advice from its outside legal counsel determines that it is necessary, in order to comply with its fiduciary duties under applicable law, to recommend such Superior Proposal to the stockholders of the Company. The Company stockholder vote required for the approval of the Company Voting Proposal shall be a majority of the outstanding shares of Company Common Stock on the record date for the Company Stockholders' Meeting.

         (b) The Parent, acting through its Board of Directors, shall, subject to and according to applicable law and its certificate of incorporation and bylaws, promptly and duly call, give notice of, convene and hold as soon as practicable to ensure obtaining requisite stockholder approval following the date on which the Registration Statement becomes effective, the Parent Stockholders' Meeting for the purpose of voting to approve and adopt this Agreement, the Parent Merger, and the issuance of the shares of Holdco Common Stock in the Company Merger (the "Parent Voting Proposal"). The board of directors of the Parent shall take all reasonable and lawful action to solicit and obtain such approval and take all other action necessary or advisable to secure the vote or consent of the Parent stockholders required by Delaware Law or applicable Nasdaq National Market requirements to obtain such approval.

         (c) Nothing contained in this Section 7.02 shall prevent Company or Parent from adjourning or postponing the Company Stockholders' Meeting or the Parent Stockholders' Meeting, as the case may be, if there are insufficient shares of Company Common Stock or Parent Common Stock, as the case may be, necessary to conduct business at their respective stockholders' meetings. Parent and the Company shall use all commercially reasonable efforts to hold the Stockholders' Meetings on the same day and as soon as practicable after the date on which the Registration Statement becomes effective, it being understood that for purposes of determining what is "as promptly as practicable" for the purposes of this sentence the parties shall take into account the status of regulatory approvals and related waiting periods.

         SECTION 7.03. Access to Information; Confidentiality. Upon reasonable notice and subject to restrictions contained in confidentiality agreements to which such party is subject, the Company and Parent shall each (and shall cause each of their subsidiaries to) afford to the officers, employees, accountants, investment bankers, legal counsel and other representatives of the other, reasonable access, during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records and, during such period. The Company and Parent each shall (and shall cause each of their subsidiaries to) furnish promptly to the other all information concerning its business, properties, assets, legal and financial condition, and personnel as such other party may reasonably request, and each shall make available to the other the appropriate individuals (including attorneys, accountants and other professionals) for discussion of the other's business, properties assets, legal and financial condition, and personnel as either party may reasonably request. Each party shall keep such information confidential in accordance with the terms of the Confidentiality and Exclusivity Agreement, entered into on May 1, 2003, as amended by the parties on May 31, 2003 (the "Confidentiality Agreement"), between Parent and the Company. The Company and Parent shall file all reports required to be filed by each of them with the SEC between the date of this Agreement and the Effective Time and shall deliver to the other party copies of such reports promptly after the same are filed.

         SECTION 7.04. Consents; Approvals. The Company and Parent shall coordinate and cooperate with one another and shall each use all commercially reasonable efforts to obtain (and shall each refrain from taking any willful action that would impede obtaining) all consents, waivers, approvals, authorizations or orders (including, without limitation, all rulings, decisions or approvals by any Governmental or Regulatory Authority), and the Company and Parent shall make all filings (including, without limitation, the pre-merger notification filings required under the HSR Act, as amended, and all other filings with Governmental or Regulatory Authorities) required in connection with the authorization, execution and delivery of this Agreement by the Company and Parent and the consummation by them of the transactions contemplated hereby, excepting only those merger notification filings with foreign jurisdictions for which the failure to file would not have a Material Adverse Effect on the Company or the transactions contemplated hereby. Without limiting the generality of the foregoing, each party shall take or omit to take such action as the other party shall reasonably request to cause the parties to obtain any of the aforementioned consents, waivers, approvals, authorizations or orders, including, without limitation, holding separate and agreeing to sell or otherwise dispose of, assets, categories of assets or businesses of Parent or Company or any of their respective subsidiaries (and to enter into agreements with the relevant governmental antitrust entity giving effect thereto), provided that the foregoing shall not obligate either party to take or omit to take any action (including, without limitation, the expenditure of funds or any such holding separate and agreeing to sell or otherwise dispose of assets, categories of assets or businesses) that is to be effective prior to the Closing or that would or could reasonably be expected to have, in the good faith opinion of such party a Material Adverse Effect on Parent, Company, or their respective subsidiaries, taken as a whole after the Closing. The Company and Parent shall furnish all information required to be included in the Company Proxy Statement and the Registration Statement, or for any application or other filing to be made pursuant to the rules and regulations of any Governmental or Regulatory Authority in connection with the transactions contemplated by this Agreement. Except where prohibited by applicable statutes and regulations, and subject to the Confidentiality Agreement, each party shall coordinate with one another in preparing and exchanging such information, and shall promptly provide the other (or its counsel) with copies of all filings, presentations or submissions made by such party with any Governmental or Regulatory Authority in connection with this Agreement or the transactions contemplated hereby.

         SECTION 7.05. Intentionally Omitted.

         SECTION 7.06. Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would be likely to cause any representation or warranty contained in this Agreement to be materially untrue or inaccurate, and (ii) any failure of the Company or Parent, as the case may be, to materially comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, as the case may be; provided, however, that the delivery of any notice pursuant to this Section 7.06 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice and further provided that failure to give such notice shall not be treated as a breach of covenant for the purposes of Section 8.02(b) or 8.03(b) unless the failure to give such notice results in material prejudice to the other party. No disclosure by any party pursuant to this
Section 7.06, however, shall be deemed to amend or supplement the disclosures set forth on Company Disclosure Schedule or the Parent Disclosure Schedule or prevent or cure any misrepresentation, breach of warranty or breach of covenant.

         SECTION 7.07. Further Assurances; Tax Treatment.

         (a) Upon the terms and subject to the conditions hereof, each of the parties hereto shall use all commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, to obtain in a timely manner all necessary waivers, consents and approvals and to effect all necessary registrations and filings, and to otherwise satisfy or cause to be satisfied all conditions precedent to its obligations under this Agreement.

         (b) Each of Parent and the Company shall use commercially reasonable efforts to cause the Mergers to qualify, and will not (both before and after consummation of the Mergers) take any actions which could reasonably be expected to prevent the Mergers from qualifying as exchanges with the meaning of Section 351 of the Code and the Parent Merger qualifying as a reorganization under the provisions of Section 368 of the Code.

         (c) Each of Parent and the Company shall cooperate with each other in obtaining the opinions of Morrison & Foerster LLP and Skadden, Arps, Slate, Meagher and Flom LLP described in Section 8.01(c). In connection therewith, each of Parent and the Company shall deliver to such counsel customary representation letters in form and substance satisfactory to such counsel.

         SECTION 7.08. Public Announcements. Parent and the Company shall consult with each other before issuing any press release with respect to the Mergers or this Agreement and shall not issue any such press release or make any such public statement without the prior consent of the other party, which shall not be unreasonably withheld; provided, however, that a party may, without the prior consent of the other party, issue such press release or make such public statement as may upon the advice of counsel be required by law, or the Nasdaq National Market if it has used all reasonable efforts to consult with the other party. Each of Parent and Company shall make all necessary filings with Governmental or Regulatory Authorities and shall promptly provide the other party with copies of filings made by such party between the date hereof and the Effective Time.

         SECTION 7.09. Comfort Letters; Financial Statements; Audit.

         (a) Upon request of Parent, Company shall use commercially reasonable efforts to cause to be delivered to Parent a letter (the "Company Comfort Letter") of Deloitte & Touche LLP, Independent Accountants, addressed to Parent and dated as of a date within five days before the date the Proxy Statement is first mailed to each company's respective stockholders, in form and substance reasonably satisfactory to Parent and customary in scope and substance for "comfort" letters delivered by independent public accountants in connection with proxy statements similar to the Proxy Statement.

         (b) Upon request of Company, Parent shall use commercially reasonable efforts to cause to be delivered to Company a letter (the "Parent Comfort Letter") of PricewaterhouseCoopers LLP, Independent Accountants, addressed to Company and dated as of a date within five days before the date the Proxy Statement is first mailed to each company's respective stockholders, in form and substance reasonably satisfactory to Company and customary in scope and substance for "comfort" letters delivered by independent public accountants in connection with proxy statements similar to the Proxy Statement.

         (c) Prior to the Closing Date, Company will deliver to Parent as soon as practicable, for each successive monthly period ending after June 30, 2003, an unaudited consolidated monthly balance sheet and related monthly statements of income, stockholder's equity and changes in financial position of Company. Such financial statements shall be complete, accurate and correct and present fairly, in all material respects, the financial condition of Company, as of the end of each such monthly period, and shall present fairly, in all material respects, the results of operations for each of the monthly periods then ended, in accordance with GAAP consistently applied except for the absence of footnotes thereto, normal year-end adjustments consistent with past practices or as contemplated by this Agreement.

         (d) Prior to the Closing Date, Company will deliver to Parent, as soon as practicable, for each successive monthly period after June 30, 2003, a true and correct summary of all accounts receivable of Company as at the end of such monthly period.

         (e) Upon request of Parent, the Company will use its commercially reasonable efforts to provide that an audited balance sheet of the Company as of September 30, 2003 accompanied by an audit report of Deloitte & Touche LLP is delivered to Parent by the Effective Time, if practicable, or as soon thereafter as is practicable, but in no event later than November 28, 2003, it being understood that delivery of such audited balance sheet shall not be deemed to constitute a condition to consummation of the Mergers, nor shall the Effective Time be delayed in order to permit receipt of such audited balance sheet and report if all conditions to the Mergers are otherwise satisfied. Notwithstanding any other provision in this Agreement, Parent hereby agrees to pay all of Deloitte & Touche LLP's or other outside accounting firm's fees and expenses associated with the process set forth in this Section 7.09(e) unless
(i) this Agreement is terminated and (ii) the provisions of Section 9.03(c) are triggered as a result of such termination, in which case, the Company shall pay all of Deloitte & Touche LLP's or other outside accounting firm's fees and expenses associated with the process set forth in this Section 7.09(e) in addition to any other expenses payable by the Company under Section 9.03(c), and, if applicable, Section 9.03(b).

         SECTION 7.10. Listing of Shares of Holdco Common Stock. Holdco shall use all commercially reasonable efforts to cause the shares of Holdco Common Stock to be issued in the Mergers to be approved for quotation on the Nasdaq National Market prior to the Effective Time. Holdco shall use all commercially reasonable efforts to cause the shares of Holdco Common Stock, when issued upon exercise of Company Stock Options, the Company Purchase Rights, the Parent Stock Options, and the Parent Purchase Rights, to be approved for quotation on the Nasdaq National Market.

         SECTION 7.11. Form S-8. Holdco shall file with the SEC, no later than 30 days after the Effective Time, a registration statement on Form S-8 (or any successor form) relating to shares of Holdco Common Stock issuable pursuant to assumed awards under the Company Stock Options, the Company Purchase Rights, the Parent Stock Options, and the Parent Purchase Rights, and shall use all commercially reasonable efforts to maintain the current status of the prospectus contained therein, as well as comply with applicable state securities or "blue sky" laws, for so long as the Company Stock Options, the Company Purchase Rights, the Parent Stock Options, and the Parent Purchase Rights remain outstanding.

         SECTION 7.12. Conveyance Taxes. Parent and the Company shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications, or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees, and any similar taxes which become payable in connection with the transactions contemplated hereby that are required or permitted to be filed on or before the Effective Time.

         SECTION 7.13. Director and Officer Liability.

         (a) From and after the Effective Time, Holdco will, and will cause the surviving corporation in the Company Merger to, fulfill and honor in all respects the obligations of the Company pursuant to any indemnification agreements between the Company and its present or former officers, directors and employees immediately prior to the Effective Time (the "Indemnified Parties"), subject to applicable Law. For five years after the Effective Time, Holdco will cause the Company Surviving Corporation to indemnify and hold harmless the Indemnified Parties in respect of acts or omissions occurring prior to the Effective Time to the extent provided under the Company's certificate of incorporation and bylaws in effect on the date hereof, which provisions will not be amended, repealed or otherwise modified for a period of five years from the Effective Time in any manner that would adversely affect the rights thereunder of the Indemnified Parties, unless such modification is required by Law. For a period of five years after the Effective Time, Holdco shall cause to be maintained in effect the policies of directors' and officers' liability insurance currently maintained by the Company for the benefit of those persons who are covered by such policies (or Holdco and/or the Company Surviving Corporation may substitute therefor run-off or tail policy or endorsement policies with a reputable insurance company covering on substantially the same terms and conditions claims arising out of acts or conduct occurring on or prior to the Effective Time asserted within the five year period after the Effective Time); provided, however, that in no event shall Holdco and/or the Company Surviving Corporation be required to expend on an annual basis in excess of 150 percent of the annual premium currently paid by the Company for such coverage, and provided further, that if the annual premium for such coverage exceeds such annual amount, Holdco and/or the Company Surviving Corporation shall purchase a policy with the greatest coverage available for such 150 percent of the current annual premium, and provided further that if certain elements of coverage of such directors' and officers' liability insurance are not being made available by national directors and officers insurance carriers after the Effective Time, then neither Holdco nor the Company Surviving Corporation will be required to provide such coverage.

         (b) This Section 7.13 is intended to be for the benefit of, and shall be enforceable by the Indemnified Parties and their heirs and personal representatives and shall be binding on Holdco and the surviving corporation in the Company Merger and its successors and assigns. In the event Holdco or the surviving corporation in the Company Merger or its successor or assign (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each case, proper provision shall be made so that the successor or assign of Holdco or the surviving corporation in the Company Merger, as the case may be, shall honor the obligations set forth with respect to Holdco or the surviving corporation in the Company Merger, as the case may be, in Section 7.13.

         SECTION 7.14. Action by Parent and Company's Boards. Prior to the Effective Time, Parent and Company shall use all commercially reasonable efforts to approve in advance in accordance with the procedures set forth in Rule 16b-3 promulgated under the Exchange Act and the Skadden, Arps, Slate, Meagher & Flom LLP SEC No-Action Letter (dated January 12, 1999) any dispositions of Parent Common Stock or Company Common Stock, as applicable (including derivative securities with respect to Parent Common Stock or Company Common Stock) or acquisitions of Holdco Common Stock (including derivative securities with respect to Holdco Common Stock) resulting from the transactions contemplated by this Agreement by each officer or director of Parent or Company who is subject to Section 16 of the Exchange Act (or who will become subject to Section 16 of the Exchange Act as a result of the transactions contemplated hereby) with respect to equity securities of Parent or Company.

         SECTION 7.15. Certain Employee Benefits Matters. At Parent's direction, Company shall, immediately prior to the Closing Date, terminate any one or more of the Company Employee Plans as specified by Parent, subject to closing of the transactions contemplated herein and in any such event, no further contributions shall be made to the Company Employee Plans. In the event Parent directs Company to terminate one or more of the Company Employee Plans, Company shall provide to Parent (i) executed resolutions by the Board of Directors of Company authorizing the termination of such plan or plans; and
(ii) if applicable, an executed amendment to the Plans sufficient to assure compliance with all applicable requirements of the Code and regulations thereunder so that the tax-qualified status of the Plan will be maintained at the time of termination.

         SECTION 7.16. Company Rights Agreement. The Board of Directors of the Company shall take all action to the extent necessary (including amending the Company Rights Agreement) in order to render the Company Rights inapplicable to the Company Merger and the other transactions contemplated by this Agreement. Except in connection with the foregoing sentence, the Board of Directors of Company shall not, without the prior written consent of Parent (except immediately prior to the entry into a Superior Proposal), (i) amend the Company Rights Agreement or (ii) take any action with respect to, or make any determination under, the Company Rights Agreement, including a redemption of the Company Rights, in each case in order to facilitate any Alternative Transaction with respect to Company.

         SECTION 7.17. Additional Employee Matters.

         (a) Employee Benefit Plans; Existing Arrangements. For the period commencing on the Closing Date and ending on December 31, 2003, Holdco shall provide, or shall cause Parent to provide, the employees of the Company, including those employees who are inactive as a result of short-term or long-term disability or a leave of absence (collectively, the "Company Employees") with compensation (including base salary, commission, and Incentive Bonus) and employee benefits (including but not limited to severance benefits in accordance with the Company's past practices) that are no less favorable in the aggregate than the compensation and employee benefits provided to the Company Employees as of the date hereof. Each eligible Company Employee will receive a portion of his/her Incentive Bonus based on (i) the achievement by the Company of the corporate performance targets under such Incentive Bonus, and (ii) the achievement by the Company Employee of his/her individual performance targets provided under his/her Incentive Bonus arrangement (as reasonably determined based on past practices of the Company), proportionate to the number of days employed in 2003 relative to the full year irrespective of whether such Company Employee is employed by the Company at the time payment is made. On and after January 1, 2004, the Company Employees shall receive compensation in accordance with Holdco's then-effective policies, and, to the extent permissible under applicable Law, Company Employees shall be entitled to participate in employee benefit plans of Holdco or Parent (as applicable) in which similarly situated employees of Holdco or Parent are eligible to participate (as applicable), including, without limitation, participation in the Parent 401(k) Plan.

         (b) Credit for Service. Subject to the requirements of applicable Law and the terms of the applicable plans, Holdco or Parent (as applicable) shall cause the Company Employees to be given full credit for all service with the Company or an affiliate of the Company prior to the Closing for purposes of eligibility, vesting and determination of the level of benefits under any employee benefit plans or arrangements of Holdco, Parent or any affiliate of Holdco or Parent (as applicable) in which such Company Employees participate from and after the Closing (other than Parent's 401(k) Plan or its successor plan, and subject to any applicable waiting periods applicable to new participants in such plan). Subject to the approval of any insurance carrier and to the extent consistent with applicable Law, Holdco or Parent (as applicable) shall, or shall cause an affiliate of Holdco or Parent to make commercially reasonable efforts to, (i) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to Company Employees under any welfare plan in which such employees may be eligible to participate after the Closing, other than limitations or waiting periods that are already in effect with respect to such Company Employees and that have not been satisfied as of the Closing under any welfare plan of the Company or any affiliate of the Company in which such Company Employees participate immediately prior to the Closing Date, and (ii) provide each Company Employee with credit for any co-payments and deductibles paid prior to the Closing in satisfying any applicable deductible or out-of-pocket requirements under any welfare plans in which such employees are eligible to participate after the Closing, as if those deductibles or co-payments had been paid under the welfare plans in which such employees are eligible to participate after the Closing. Without limiting the generality of the foregoing, subject to the applicable limitations imposed under the Holdco or Parent vacation and leave of absence policies, all vacation, sickness and long service leave, holiday and personal days accrued by the Company Employees prior to the Closing shall be honored by the surviving corporation in the Company Merger, Holdco and Parent or an affiliate of the surviving corporation in the Company Merger, Holdco or Parent after the Closing (as applicable).

         (c) 401(k) Plan. In the event Parent directs Company to terminate the Company's 401(k) plan (the "Company 401(k) Plan"), effective as of the date of the termination of the Company 401(k) Plan, Company Employees shall no longer actively participate in such plan. In such event, Holdco or Parent (as applicable) shall designate a tax-qualified defined contribution plan of Holdco, Parent or one of their affiliates (such plan(s), the "Parent 401(k) Plan") that either (i) currently provides for the receipt from Company Employees of "eligible rollover distributions" (as such term is defined under Section 402 of the Code) or (ii) shall be amended as soon as practicable following the Closing Date to provide for the receipt from the Company Employees of eligible rollover distributions. As soon as practicable following the Closing Date, the surviving corporation in the Company Merger shall provide Holdco or Parent (as applicable) with such documents and other information as Holdco or Parent (as applicable) shall reasonably request to assure itself that the accounts of the Company Employees would be eligible rollover distributions. Each Company Employee who is a participant in the Company 401(k) Plan shall be given the opportunity to receive a distribution of his or her account balance and shall be given the opportunity to elect to "roll over" such account balance to the Parent 401(k) Plan, subject to and in accordance with the provisions of such plan(s) and applicable Law. The Company shall provide Holdco or Parent (as applicable) with copies of such personnel and other records of the Company pertaining to the Company Employees and such records of any agent or representative of the Company pertaining to the Company Employees and such records of any agent or representative of the Company, in each case pertaining to the Company 401(k) Plan and as Holdco or Parent (as applicable) may reasonably request in order to administer and manage the accounts and assets rolled over to the Parent's 401(k) Plan.

         (d) COBRA. Effective as of the Closing Date, Holdco, Parent or an affiliate of Holdco or Parent (as applicable) shall assume all obligations with respect to the provision of notices, election periods and benefits pursuant to Section 4980B of the Code or Part 6 of Subtitle B of Title I of ERISA ("COBRA") to all current and former employees of the Company (and their beneficiaries) who, as of the Closing Date, are receiving, entitled to receive or entitled to elect to receive continuation of group health plan coverage to COBRA.

         (e) Employment Agreements. Effective as of the Closing Date, Holdco, Parent or an affiliate of Holdco or Parent (as applicable) shall use commercially reasonable efforts to enter into employment agreements with those individuals mutually agreed to by Parent and Company on such terms and conditions as are mutually agreed upon by and between Holdco or Parent (as applicable) and each such individual.

                                Article VIII.
                           CONDITIONS TO THE MERGERS

         SECTION 8.01. Conditions to Obligations of Each Party to Effect its Respective Merger. The respective obligations of each party to effect the Company Merger and Parent Merger shall be subject to the satisfaction or waiver by the other party (where permissible) at or prior to the Effective Time of the following conditions:

         (a) Effectiveness of the Registration Statement. The Registration Statement shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose and no similar proceeding in respect of the Proxy Statement shall have been initiated or threatened by the SEC;

         (b) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Mergers shall be in effect; and there shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Mergers, which makes the consummation of the Mergers illegal or otherwise prohibits consummation of the Mergers;

         (c) Tax Opinions.

              (i) Company shall have received an opinion of Skadden, Arps, Slate, Meagher and Flom LLP, in form and substance reasonably satisfactory to Company, on the basis of certain facts, representations (including those contained in the representation letters described in Section 7.07(c) of this Agreement) and assumptions set forth in such opinion, dated the Effective Time, to the effect that the Mergers shall qualify as exchanges within the meaning of Section 351 of the Code.

              (ii) Parent shall have received an opinion of Morrison & Foerster LLP, in form and substance reasonably satisfactory to Parent, on the basis of certain facts, representations (including those contained in the representation letters described in Section 7.07(c) of this Agreement) and assumptions set forth in such opinion, dated the Effective Time, to the effect that the Mergers shall qualify as exchanges within the meaning of Section 351 of the Code and that the Parent Merger shall qualify as a reorganization within the meaning Section 368(a) of the Code;

         (d) Antitrust Waiting Periods; Approvals. Any waiting period (and any extension thereof) or approvals applicable to the consummation of the Mergers under the HSR Act or any foreign antitrust or combination Law or material filings, consents, approvals and authorizations legally required to be obtained to consummate the Mergers shall have expired, been terminated or obtained, as applicable;

         (e) Stockholder Approvals. This Agreement, the Mergers and the issuance of the shares of Holdco Common Stock in the Company Merger shall have been approved and adopted by the requisite affirmative vote of the stockholders of the Company and Parent, as applicable, in accordance with DGCL, the rules of Nasdaq National Market, and the Company Certificate of Incorporation and the Parent Certificate of Incorporation, respectively; and

         (f) Nasdaq National Market Listing. The shares of Holdco Common Stock to be issued pursuant to the Parent Merger and the Company Merger shall have been approved for quotation on the Nasdaq National Market.

         SECTION 8.02. Additional Conditions to Obligations of Parent. The obligations of Parent to effect the Parent Merger are also subject to the following conditions:

         (a) Representations and Warranties. The representations and warranties of the Company contained in this Agreement shall be true and correct on and as of the Effective Time, except (i) those representations and warranties that address matters only as of a particular date (which shall remain true and correct as of such date (subject to the qualifications in clause (ii) below)); and (ii) where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality" or "material adverse effect" set forth therein) would not have, individually or in the aggregate, a Company Material Adverse Effect, with the same force and effect as if made on and as of the Effective Time, and Parent shall have received a certificate to such effect signed by the Chief Executive Officer and Chief Financial Officer of the Company;

         (b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time, and Parent shall have received a certificate to such effect signed by the President and Chief Financial Officer of the Company;

         (c) Consents Obtained. The material consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made by the Company for the authorization, execution and delivery of this Agreement and the consummation by it of the transactions contemplated hereby (the "Material Consents") are listed on Schedule 8.02(c), shall have been obtained and made by the Company;

         (d) Stockpoint Warrants. Prior to the Effective Time, the Company shall have provided the necessary written notices to all holders of warrants for shares of Company Common Stock issued in connection with the Company's acquisition of Stockpoint, Inc. (the "Stockpoint Warrants"), such that such warrants will expire prior to the Effective Time and not be assumed by Holdco pursuant to Section 2.08; and

         (e) Material Adverse Effect. Since the date of this Agreement, there shall not have occurred a Company Material Adverse Effect.

         SECTION 8.03. Additional Conditions to Obligation of the Company. The obligation of the Company to effect the Company Merger is also subject to the following conditions:

         (a) Representations and Warranties. The representations and warranties of Parent contained in this Agreement shall be true and correct on and as of the Effective Time, except (i) those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such date (subject to the qualifications in clause (ii) below)), and (ii) where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality" or "material adverse effect" set forth therein) would not have, individually or in the aggregate, a Parent Material Adverse Effect, with the same force and effect as if made on and as of the Effective Time, and the Company shall have received a certificate to such effect signed by the President and Chief Financial Officer of Parent;

         (b) Agreements and Covenants. Parent shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time, and the Company shall have received a certificate to such effect signed by the President and Chief Financial Officer of Parent; and

         (c) Material Adverse Effect. Since the date of this Agreement, there shall not have been a Parent Material Adverse Effect.

                                 Article IX.
                                  TERMINATION

         SECTION 9.01. Termination. This Agreement may be terminated at any time prior to the Effective Time, notwithstanding approval thereof by the stockholders of the Company and Parent:

         (a) by mutual written consent duly authorized by the boards of directors of each of Parent and the Company; or

         (b) by either Parent or the Company, if the Effective Time shall not have occurred on or before December 31, 2003 (the "Outside Date") (provided that the right to terminate this Agreement under this Section 9.01(b) shall not be available to any party whose willful failure to fulfill any obligation under this Agreement has been a cause of, or resulted in, the failure of the Mergers to be consummated on or before such date); or

         (c) by either Parent or the Company, if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued a non-appealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Mergers, except if the party relying on such order, decree or ruling or other action has not complied with its obligations under Sections 7.04 and 7.07; or

         (d) by Parent or the Company, if at the Company Stockholders' Meeting (including any adjournment or postponement thereof), the Company Requisite Vote as required by the DGCL shall not have been obtained; provided, however, that the right to terminate this Agreement under this Section 9.01(d) shall not be available to the Company where the failure to obtain the Company Requisite Vote shall have been caused by or related to the Company's willful breach of this Agreement; or

         (e) by Parent or the Company, if at the Parent Stockholders' Meeting (including any adjournment or postponement thereof), the Parent Requisite Vote as required by the DGCL and the Nasdaq National Market shall not have been obtained; provided, however, that the right to terminate this Agreement under this Section 9.01(e) shall not be available to Parent where the failure to obtain the Parent Requisite Vote shall have been caused by or related to Parent's willful breach of this Agreement; or

         (f) by Parent, if (i) the board of directors of the Company withholds, withdraws, modifies or changes the Company Recommendation in a manner adverse to Parent, or shall have resolved to do so (it being understood that any communication to stockholders pursuant to Rule 14d-9(f) of the Exchange Act shall not be deemed to be a withdrawal, modification or change),
(ii) the board of directors of the Company endorses, approves or recommends any Alternative Transaction, or shall have resolved to do so (it being understood that any communication to stockholders pursuant to Rule 14d-9(f) of the Exchange Act shall not be deemed to be a withdrawal, modification or change), (iii) the Company shall have failed to include in the Proxy Statement the Company Recommendation, (iv) a tender offer or exchange offer for 15% or more of the outstanding shares of stock of the Company has commenced, and the board of directors of the Company has not recommended rejection of such tender offer or exchange offer by its stockholders within ten (10) business days of the commencement thereof pursuant to Rule 14e-2 of the Exchange Act, or (v) the Registration Statement is effective, and for any reason (other than the inability to provide adequate notice under the DGCL subsequent to such effectiveness) the Company fails to call and hold the Company Stockholders' Meeting, by the Outside Date; or

         (g) by the Company, only if prior to the Company Stockholders' Meeting, on five (5) business days prior written notice to Parent, if the Board of Directors of the Company authorizes the Company to enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal; provided that the Company shall have complied with all its obligations under Section 6.03 hereof and with applicable requirements of
Section 9.03 hereof, including payment of the Fee (as defined in Section 9.03(b) hereof) pursuant to Section 9.03(b) hereof; or

         (h) by Parent, if there has been a breach by the Company of any of its representations, warranties, covenants or agreements contained in this Agreement, or any such representation and warranty shall have become untrue, in either case only if (i) the conditions set forth in Section 8.02(a) or
Section 8.02(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, and (ii) the breach of a condition by the Company or the inaccuracy of the Company's representation and warranty has not been promptly cured within 30 days following receipt by the Company of written notice of such breach (provided, however that no cure period shall be required under this Section 9.01(h) for a breach which by its nature cannot be cured); or

         (i) by Company, if there has been a breach by the Parent of any of its representations, warranties, covenants or agreements contained in this Agreement, or any such representation and warranty shall have become untrue, in either case only if (i) the conditions set forth in Section 8.03(a) or
Section 8.03(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, and (ii) the breach of a condition by the Parent or the inaccuracy of the Parent's representation and warranty has not been promptly cured within 30 days following receipt by the Parent of written notice of such breach (provided, however that no cure period shall be required under this Section 9.01(i) for a breach which by its nature cannot be cured).

         SECTION 9.02. Effect of Termination. In the event of the termination of this Agreement pursuant to Section 9.01, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto or any of its affiliates, directors, officers or stockholders except (i) as set forth in Sections 9.03 and 10.01 hereof, and (ii) nothing herein shall relieve any party from liability for any willful breach of its representations, warranties, covenants or agreements set forth in this Agreement.

         SECTION 9.03. Fees and Expenses.

         (a) Except as set forth in this Section 9.03, (i) all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses if the Mergers are not consummated, or (ii) if the Mergers are consummated, then, Holdco shall cause such fees and expenses to be paid; provided, however, that Parent and the Company shall share equally all fees and expenses, other than attorneys' fees, incurred in relation to the printing and filing of the Proxy Statement (including any preliminary materials related thereto) and the Registration Statement (including financial statements and exhibits) and any amendments or supplements thereto, and all SEC and other regulatory filing fees, including without limitation any HSR and foreign antitrust filing fees.

         (b) The Company shall pay Parent a fee of $3,000,000 in cash (the "Fee"), in addition to any Parent Expenses (as defined in Section 9.03(c) hereof) that have been paid to Parent pursuant to Section 9.03(c) hereof, upon the earliest to occur of the following events:

              (i) the termination by Parent or the Company pursuant to Section 9.01(d) if (x) an Alternative Transaction has been proposed to the Company or its stockholders at or prior to the time the Company Requisite Vote is sought to be obtained (an "Alternative Proposal"), or (y) any Third Party shall have publicly announced an intention to make an Alternative Proposal with respect to the Company at or prior to the time the Company Requisite Vote is sought to be obtained, and either: (A) such proposed Alternative Transaction has not been absolutely and unconditionally withdrawn or abandoned by such Third Party (unless the Company's board of directors publicly announces that it unconditionally rejects the Alternative Proposal within ten (10) business days after the announcement thereof by the Third Party); or (B) notwithstanding the withdrawal of such Alternative Transaction as provided in the foregoing clause
(A), an agreement for an Alternative Transaction is entered into, or an Alternative Transaction is consummated within twelve (12) months of the date the Company Requisite Vote is sought to be obtained as provided above; or

              (ii) the termination of this Agreement by Parent pursuant to
Section 9.01(f); or

              (iii) the termination of this Agreement by Company pursuant to
Section 9.01(g).

         (c) Upon the termination by Parent or the Company pursuant to (i)
Section 9.01(b) as a result of the failure by the Company to satisfy the conditions set forth in Section 8.02 (a), (ii) Section 9.01(d), (iii) Section 9.01(f), (iv) Section 9.01(g), or (v) Section 9.01(h), the Company shall pay Parent an amount equal to reasonable actual out-of-pocket costs and expenses (not in excess of an aggregate of $1,500,000) that Parent has incurred and is expected to incur after such termination in connection with the transactions contemplated by this Agreement (the "Parent Expenses"), and which amount shall represent the entire amount that Parent is entitled to receive with respect to such expenses, including, but not limited to, fees and expenses of Parent's counsel, accountants and financial advisors.

         (d) The Company acknowledges that the agreements contained in Sections 9.03(b) and 9.03(c) are an integral part of the transactions contemplated by this Agreement, that the damages resulting from the termination of this Agreement as referred to in Sections 9.03(b) and 9.03(c) are uncertain and incapable of accurate calculation and that the amounts payable pursuant to Sections 9.03(b) and 9.03(c) are reasonable forecasts of the actual damages which may be incurred by the Parent under such circumstances, that the amounts payable pursuant to Sections 9.03(b) and 9.03(c) hereof constitute liquidated damages and not a penalty, and further that, without these agreements, Parent would not enter into this Agreement; accordingly, if the Company fails to pay in a timely manner the amounts due pursuant to Sections 9.03(b) and 9.03(c) and, in order to obtain such payment, Parent makes a claim that results in a judgment against Company for the amounts set forth in Section 9.03(b) and 9.03(c), the Company shall pay to Parent its reasonable costs and expenses (including reasonable attorneys' fees and expenses) in connection with such suit, together with interest on the amounts set forth in Section 9.03(b) and 9.03(c) at the prime rate of Bank of America N.T. & S.A. in effect on the date such payment was required to be made.

         (e) Upon the termination by Parent or the Company pursuant to (i)
Section 9.01(b) as a result of the failure by the Parent to satisfy the conditions set forth in Section 8.03(a), (ii) Section 9.01(e), or (iii)
Section 9.01(i) above, Parent shall pay the Company an amount equal to reasonable actual out-of-pocket costs and expenses (not in excess of an aggregate of $1,500,000) that Company has incurred and is expected to incur after such termination in connection with the transactions contemplated by this Agreement (the "Company Expenses"), and which amount shall represent the entire amount that the Company is entitled to receive with respect to such expenses, including, but not limited to, fees and expenses of the Company's counsel, accountants and financial advisers.

              (i) The Fee payable pursuant to Sections 9.03(b)(ii) and 9.03(b)(iii) hereof, and Expenses payable pursuant to Section 9.03(c) and 9.03(e) hereof, shall be paid within two (2) business days after the termination of the Agreement.

              (ii) The Fee payable pursuant to Section 9.03(b)(i) hereof shall be paid within two (2) business days after the later of (x) the termination of the Agreement and (y) the date on which the contingencies described in Section 9.03(b)(i) shall have been satisfied.

         (f) Payment of the fees or expenses described in this Section 9.03 shall not be in lieu of damages incurred in the event of a willful breach of this Agreement.

                                  Article X.
                              GENERAL PROVISIONS

         SECTION 10.01. Effectiveness of Representations, Warranties and Agreements; Knowledge, Etc.

         (a) The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 9.01(a) through (i), as the case may be, except that the agreements set forth in Article I, the penultimate sentence of
Section 7.03, Section 7.08, and Section 9.02 shall survive termination indefinitely and the agreements and liabilities set forth or otherwise described in Section 9.03 shall survive termination indefinitely. The Confidentiality Agreement shall survive termination of this Agreement as provided therein.

         SECTION 10.02. Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered or mailed if delivered personally or mailed by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like changes of address which shall be effective upon receipt) or sent by electronic transmission, with confirmation received, to the telefacsimile number specified below:

         (a)      If to Parent:

                  MarketWatch.com, Inc.
                  825 Battery Street
                  San Francisco, CA 94111
                  Fax: (415) 392-1972
                  Attention: Doug Appleton, Esq.

         With copies to (which shall not constitute notice):

                  Morrison & Foerster LLP
                  425 Market Street
                  San Francisco, CA 94105
                  Fax: (415) 268-7522
                  Attention: Robert Townsend, Esq.

         (b)      If to the Company:

                  Pinnacor Inc.
                  601 West 26th Street
                  13th Floor
                  New York, NY 10001
                  Fax:  (212) 691-1483
                  Attention:  David Obstler

         With copies to (which shall not constitute notice):

                  Skadden, Arps, Slate, Meagher & Flom LLP
                  Four Times Square
                  New York, NY 10036
                  Fax: (212) 735-2000
                  Attention: Thomas H. Kennedy, Esq.

         SECTION 10.03. Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective boards of directors at any time prior to the Effective Time; provided, however, that, after approval of the Company Merger by the stockholders of the Company, no amendment may be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

         SECTION 10.04. Waiver. At any time prior to the Effective Time, any party hereto may with respect to any other party hereto (a) extend the time for the performance of any of the obligations or other acts, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

         SECTION 10.05. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         SECTION 10.06. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

         SECTION 10.07. Entire Agreement. This Agreement (including the documents and instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and undertakings (other than the Confidentiality Agreement), both written and oral, among the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein, are not intended to confer upon any other person any rights or remedies hereunder.

         SECTION 10.08. Assignment. This Agreement shall not be assigned by operation of law or otherwise, except that Parent may assign all or any of its rights hereunder to any affiliate provided that no such assignment shall relieve the assigning party of its obligations hereunder.

         SECTION 10.09. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except as provided in Section 7.13 hereof.

         SECTION 10.10. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

         SECTION 10.11. Governing Law. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Delaware applicable to contracts executed and fully performed within the State of Delaware, without regard to the conflicts of laws provisions thereof.

         SECTION 10.12. Counterparts Signature; Facsimile Delivery. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, and delivered by facsimile, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

         SECTION 10.13. WAIVER OF JURY TRIAL. EACH OF PARENT, HOLDCO, PARENT MERGER SUB, COMPANY MERGER SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

                           [SIGNATURE PAGE FOLLOWS]

         IN WITNESS WHEREOF, Holdco, Parent, Company, Parent Merger Sub and the Company Merger Sub have caused this Agreement and Plan of Merger to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                            HOLDCO

                                            By:      /s/ Larry Kramer
                                                    -------------------------
                                            Name:    Larry Kramer
                                            Title:   CEO


                                            PARENT

                                            By:      /s/ Larry Kramer
                                                    -------------------------
                                            Name:    Larry Kramer
                                            Title:   CEO


                                            COMPANY

                                            By:      /s/ David Obstler
                                                    -------------------------
                                            Name:    David Obstler
                                            Title:   CFO


                                            PARENT MERGER SUB


                                            By:      /s/ Larry Kramer
                                                    -------------------------
                                            Name:    Larry Kramer
                                            Title:   CEO


                                            COMPANY MERGER SUB


                                            By:      /s/ Larry Kramer
                                                    -------------------------
                                            Name:    Larry Kramer
                                            Title:   CEO



             [Signature Page to the Agreement and Plan of Merger]

                            Annex A -- Definitions

         For convenience, terms that are defined in the Agreement may be listed in this Annex and shall refer to the section in the document where such term is defined; provided, however that any incorrect reference shall be of no force and effect, shall not in any way alter the meaning of such term, and that the actual definition of such term in the Agreement shall govern the meaning of such term. Terms that are not otherwise defined in the Agreement shall have the respective meanings specified therefore in this Annex A.

1.   [reserved]

2.   "Agreement" is defined in the introductory paragraph of the Agreement.

3. "affiliates" means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person.

4.   "Alternative Proposal" is defined in Section 9.03(b)(i) of the Agreement.

5. "Alternative Transaction" means any of the following: (i) transaction pursuant to which any Third Party seeks to acquire, directly or indirectly, more than 15 percent of the outstanding Shares, whether from the Company or pursuant to a tender offer or exchange offer or otherwise,
     (ii) a merger or other business combination involving the Company pursuant to which any Third Party acquires more than 15 percent of the outstanding equity securities of the Company or the entity surviving such merger or business combination, (iii) any other transaction pursuant to which any Third Party acquires control of all or substantially all of the assets of the Company (including for this purpose the outstanding equity securities of the Company's subsidiaries), (iv) the adoption by the Company of a plan of liquidation, the declaration or payment by the Company of an extraordinary dividend on any of its shares of capital stock or the effectuation by the Company of a recapitalization or other type of transaction that would involve either a change in the Company's outstanding capital stock or a distribution of assets of any kind to the holders of such capital stock or (v) the repurchase by the Company or any of its subsidiaries of shares of the Company's capital stock representing at least 15 percent or more of the aggregate voting power of all voting securities of the Company; provided, however, that the term Alternative Transaction shall not include any acquisition of securities by a broker dealer in connection with a bona fide public offering of such securities.

6.   "Approvals" is defined in Section 4.01 of the Agreement.

7. "business day" means any day other than a day on which banks in San Francisco are required or authorized to be closed.

8. "Cash Balances" means the total amount of cash and cash equivalents, as such terms are defined under GAAP and as applied by the Company with respect to its publicly filed consolidated financial statements.

9.   "Cash Deficiency Ratio" is defined in Section 2.07(c)(i) of the
     Agreement.

10.  "Cash Distribution Amount" is defined in Section 2.07(c)(i) of the
     Agreement.

11. "Cash Electing Shares Number" is defined in Section 2.07(c)(i) of the Agreement.

12.  "Cash Proration Factor" is defined in Section 2.07(c)(i) of the
     Agreement.

13.  "Cash Share Number" is defined in Section 2.07(c)(i) of the Agreement.

14.  "CERCLA" is defined in Section 4.15(d) of the Agreement.

15.  "Certificates" is defined in Section 2.11(c) of the Agreement.

16.  "Certificates of Merger" is defined in Section 2.03 of the Agreement.

17.  "Citigroup" is defined in Section 4.25 of the Agreement.

18.  "Closing" is defined in Section 2.02 of the Agreement.

19.  "Closing Date" is defined in Section 2.02 of the Agreement.

20.  "COBRA" is defined in Section 7.17(d) of the Agreement.

21.  "Code" is defined in the recitals to the Agreement.

22.  "Company" is defined in the introductory paragraph of the Agreement.

23.  "Company 401(k) Plan" is defined in Section 7.17(c) of the Agreement.

24.  "Company Affiliate Letter" is defined in Section 7.05 of the Agreement.

25.  "Company Affiliated Group" is defined in Section 4.14(e) of the
     Agreement.

26.  "Company Certificate" is defined in Section 2.07(c)(ix) of the Agreement.

27. "Company Certificate of Merger" is defined in Section 2.03 of the Agreement.

28.  "Company Comfort Letter" is defined in Section 7.09(a) of the Agreement.

29. "Company Common Stock" means a share of the Company's common stock, par value $0.01.

30.  "Company Disclosure Schedule" is defined in the introductory paragraph of
     Article IV of the Agreement.

31.  "Company Dissenting Shares" is defined in Section 2.10(a) of the
     Agreement.

32.  "Company Employees" is defined in Section 7.17(a) of the Agreement.

33.  "Company Employee Plans" is defined in Section 4.12(a) of the Agreement.

34. "Company Employee Stock Purchase Plan" means the Company's Employee Stock Purchase Plan, as amended.

35.  "Company ERISA Affiliate" is defined in Section 4.12(a) of the Agreement.

36.  "Company Exchange Fund" is defined in Section 3.02 of the Agreement.

37.  "Company Expenses" is defined in Section 9.03(e) of the Agreement.

38.  "Company Insurance Policies" is defined in Section 4.21(a) of the
     Agreement.

39.  "Company Merger" is defined in Section 2.01(a) of the Agreement.

40. "Company Merger Sub" is defined in the introductory paragraph of the Agreement.

41. "Company Merger Consideration" is defined in Section 2.07(c)(ix) of the Agreement.

42. "Company Outstanding Shares" is defined in Section 2.07(c)(i) of the Agreement.

43.  "Company Permits" is defined in Section 4.17(b) of the Agreement.

44. "Company Proprietary Assets" means all material Proprietary Assets that are used or proposed to be used in the business of the Company or any of its subsidiaries or otherwise owned, controlled or licensed by Company and its subsidiaries.

45.  "Company Purchase Right" is defined in Section 2.08(b) of the Agreement.

46.  "Company Recommendation" is defined in Section 4.04 of the Agreement.

47.  "Company Requisite Vote" is defined in Section 4.04 of the Agreement.

48. "Company Rights Agreement" shall mean the Company's currently existing rights agreement which provides for certain anti-takeover effects.

49.  "Company SEC Reports" is defined in Section 4.07(a) of the Agreement.

50. "Company Stock Option" means an option to acquire shares of Company Common Stock including, but not limited to, options issued under the Company's 1999 Stock Option Plan and the 2000 Equity Incentive Plan.

51. "Company's Stock Option Plans" means the Company's 1999 Stock Option Plan, 2000 Equity Incentive Plan and Company Employee Stock Purchase Plan.

52.  "Company Stock Warrant" is defined in Section 2.08(d) of the Agreement.

53. "Company Stockholders' Meeting" is defined in Section 7.01(a) of the Agreement.

54. "Company Surviving Corporation" is defined in Section 2.01(a) of the Agreement.

55.  "Company Voting Agreements" is defined in the recitals to the Agreement.

56.  "Company Voting Proposal" is defined in Section 7.02(a) of the Agreement.

57.  "Confidentiality Agreement" is defined in Section 7.03 of the Agreement.

58. "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise.

59.  "DGCL" is defined in the recitals to the Agreement.

60.  "DTC" means the Depository Trust Company.

61.  "Effective Time" is defined in Section 2.03 of the Agreement.

62.  "Election" is defined in Section 2.07(c)(vii)(2) of the Agreement.

63. "Election Deadline" is defined in Section 2.07(c)(vii)(3) of the Agreement.

64.  "Environmental Claim" is defined in Section 4.15(g) of the Agreement.

65.  "Environmental Law" is defined in Section 4.15(g) of the Agreement.

66.  "Environmental Permits" is defined in Section 4.15(a) of the Agreement.

67.  "ERISA" is defined in Section 4.12(a) of the Agreement.

68.  "Exchange Act" is defined in Section 4.07(a) of the Agreement.

69.  "Exchange Agent" is defined in Section 3.01 of the Agreement.

70.  "Exchange Ratio" is defined in Section 2.07 of the Agreement.

71.  "Federal Securities Laws" is defined in Section 4.07(a) of the Agreement.

72.  "Fee" is defined in Section 9.03(b) of the Agreement.

73. "Form of Election" is defined in Section 2.07(c)(vii)(1) of the Agreement.

74. "Form of Election Record Date" is defined in Section 2.07(c)(vii)(1) of the Agreement.

75.  "GAAP" is defined in Section 4.07(b) of the Agreement.

76. "Governmental or Regulatory Authority" is defined in Section 4.15(g) of the Agreement.

77.  "Hazardous Material" is defined in Section 4.15(g) of the Agreement.

78.  "Holdco" is defined in the introductory paragraph of the Agreement.

79.  "Holdco Bylaws" is defined in Section 1.01 of the Agreement.

80.  "Holdco Charter" is defined in Section 1.01 of the Agreement.

81.  "Holdco Common Stock" is defined in Section 1.01 of the Agreement.

82.  "Holdco Preferred Stock" is defined in Section 5.03(b) of the Agreement.

83.  "HSR Act" is defined in Section 4.06(a) of the Agreement.

84.  "IRS" is defined in Section 4.12(c) of the Agreement.

85. "Incentive Bonus" means a bonus payable under the Company's 2003 bonus plan.

86. "knowledge" means the actual knowledge of such Person's executive officers (determined in accordance with Rule 16a-1(f) under the Exchange
     Act) and directors after reasonable inquiry.

87.  "Laws" is defined in Section 4.05 of the Agreement.

88.  "Liens" is defined in Section 4.03 of the Agreement.

89.  "Lock-Up Agreements" is defined in the recitals to the Agreement.

90.  "Major Customer" is defined in Section 4.19(a) of the Agreement.

91.  "Major Supplier" is defined in Section 4.19(b) of the Agreement.

92. "Material Adverse Effect" when used in connection with the Company or any of its subsidiaries, or Parent or Holdco or any of their respective subsidiaries, as the case may be, means any change or effect that, individually or in the aggregate, is or could reasonably be expected to be materially adverse to the business, assets (including intangible assets), financial condition or results of operations of the Company and its respective subsidiaries (a "Company Material Adverse Effect") or Parent or Holdco and their respective subsidiaries (a "Parent Material Adverse Effect"), respectively, in each case taken as a whole, but other than those adverse changes or effects occurring as a result of (i) general economic, market or industry conditions (including, without limitation, any change in trading prices, in and of itself and without the occurrence of any other Material Adverse Effect, of either Parent's or the Company's outstanding publicly traded equity securities), or (ii) any loss of customers by Company that the Company can reasonably show to Parent to have resulted from the announcement of the execution of this Agreement.

93.  "Material Consents" is defined in Section 8.02(c) of the Agreement.

94.  "Material Contracts" is defined in Section 4.10(a) of the Agreement.

95.  "Mergers" is defined in Section 2.01(b) of the Agreement.

96.  "Merger Consideration" is defined in Section 2.11(c) of the Agreement.

97.  "New Act" is defined in Section 4.07(d) of the Agreement.

98.  "New Exercise Date" is defined in Section 2.08(b) of the Agreement.

99.  "Non-Electing Shares" is defined in Section 2.07(c)(i) of the Agreement.

100. "Old Certificates" is defined in Section 2.07(c)(vii)(2) of the Agreement.

101. "Outside Date" is defined in Section 9.01(b) of the Agreement.

102. "Parent" is defined in the introductory paragraph of the Agreement.

103. "Parent 401(k) Plan" is defined in Section 7.17(c) of the Agreement.

104. "Parent Affiliate Letter" is defined in Section 7.05 of the Agreement.

105. "Parent Certificate" is defined in Section 2.11(c) of the Agreement.

106. "Parent Certificate of Merger" is defined in Section 2.03 of the Agreement.

107. "Parent Comfort Letter" is defined in Section 7.09(b) of the Agreement.

108. "Parent Common Stock" means a share of the Parent's common stock, par value $0.01.

109. "Parent Disclosure Schedule" is defined in the introductory paragraph of
     Article V of the Agreement.

110. "Parent Expenses" is defined in Section 9.03(c) of the Agreement.

111. "Parent Merger" is defined in Section 2.01(b) of the Agreement.

112. "Parent Merger Consideration" is defined in Section 2.11(c) of the
     Agreement.

113. "Parent Merger Sub" is defined in the introductory paragraph of the Agreement.

114. "Parent Preferred Stock" is defined in Section 5.03(a) of the Agreement.

115. "Parent Purchase Right" is defined in Section 2.12(b) of the Agreement.

116. "Parent Requisite Vote" is defined in Section 5.04 of the Agreement.

117. "Parent SEC Reports" is defined in Section 5.06(a) of the Agreement.

118. "Parent Stock Option" means an option to acquire shares of Parent Common Stock including, but not limited to, options issued under the Parent's 1998 Directors Stock Option Plan and the 1998 Equity Incentive Plan.

119. "Parent Stockholders' Meeting" is defined in Section 7.01(a) of the Agreement.

120. "Parent Voting Agreement" is defined in the recitals to the Agreement.

121. "Parent Voting Proposal" is defined in Section 7.02(b) of the Agreement.

122. "Parent's Stock Option Plans" means Parent's 1998 Directors Stock Option Plan, 1998 Equity Incentive Plan and 2000 Employee Stock Purchase Plan.

123. "Per Share Amount" is defined in Section 2.07(c)(i) of the Agreement.

124. "Person" means an individual, corporation, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d)(3) of the Exchange Act).

125. "Proprietary Asset" means any patent, patent application, business processes, trademark (whether registered or unregistered and whether or not relating to a published work), trademark application, trade secret, know-how, rights in data or databases, trade name, trade dress, fictitious business name, service mark (whether registered or unregistered), service mark application, copyright (whether registered or unregistered), copyright application, maskwork, maskwork application, computer software, internet domain registrations or other internet-related assets such as web sites, invention or design together with all rights therein, thereunder or thereto.

126. "Proxy Statement" is defined in Section 7.01(a) of the Agreement.

127. "PTO" is defined in Section 4.16(j) of the Agreement.

128. "Qualified Instruments" shall mean obligations of or guaranteed by the United States of America or certificates of deposit, bank repurchase agreements or bankers acceptances of commercial banks with capital exceeding $500 million.

129. "Registered Proprietary Assets" means all United States, international and foreign: (i) patents, including applications therefor; (ii) registered trademarks, applications to register trademarks, including intent-to-use applications, or other registrations or applications related to trademarks; (iii) copyright registrations and applications to register copyrights; (iv) maskwork registrations and applications to register maskworks; and (v) any other intellectual property rights that are the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any state, government or other public legal authority at any time.

130. "Registration Statement" is defined in Section 7.01(a) of the Agreement.

131. "Releases" is defined in the recitals to the Agreement.

132. "SEC" is defined in Section 4.07(a) of the Agreement.

133. "Securities Act" is defined in Section 4.07(a) of the Agreement.

134. "Stock Deficiency Ratio" is defined in Section 2.07(c)(i) of the
     Agreement.

135. "Stock Electing Share Number" is defined in Section 2.07(c)(i) of the Agreement.

136. "Stock Proration Factor" is defined in Section 2.07(c)(i) of the
     Agreement.

137. "Stock Share Number" is defined in Section 2.07(c)(i) of the Agreement.

138. "Stockholder's Meetings" is defined in Section 7.01(a) of the Agreement.

139. "Stockpoint Warrants" is defined in Section 8.02(d) of the Agreement.

140. "subsidiary" or "subsidiaries" of the Company, the Surviving Company, Parent or any other person means (i) a corporation or other entity in which the Company, the Surviving Company, Parent or such other person, as the case may be, owns, directly or indirectly, 50% or more of the shares of capital stock or other securities having ordinary voting power to elect the board of directors or any similar governing body or (ii) any partnership, limited liability company or other unincorporated entity of which the Company, the Surviving Company, Parent or such other person, as the case may be, is the general partner or of which it owns, directly or indirectly, securities or other ownership interests which entitle them to receive more than 50% of the distributions made by such partnership, limited liability company or other entity.

141. "Superior Proposal" is defined in Section 6.03(a) of the Agreement.

142. "Taxes" is defined in Section 4.14(h) of the Agreement.

143. "Tax Returns" is defined in Section 4.14(h) of the Agreement.

144. "Third Party" means any person (or group of persons) other than Parent or its affiliates.

145. "UBSW" is defined in Section 5.12 of the Agreement.

146. "WARN Act" is defined in Section 4.13(b) of the Agreement.